UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under 14a-12

AMEDISYS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Previously paid with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

3854 American Way, Suite A
Baton Rouge, Louisiana 70816
(225) 292-2031 or (800) 467-2662
e-mail: investor@amedisys.com

April 27, 2023
Dear Fellow Stockholder:
You are cordially invited to our 2023 Annual Meeting of Stockholders on Thursday, June 8, 2023 at 10:00 a.m., Central Daylight Saving Time, at our executive office, 49 Music Square West, Suite 401, Nashville, Tennessee 37203. We look forward to updating you on new developments at Amedisys.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules again this year. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact of the Annual Meeting and our costs associated with the physical printing and mailing of proxy materials.
It is important that your shares be represented at the Annual Meeting. We hope you will come to the Annual Meeting in person, but whether you do, and regardless of the number of shares you own, please vote your shares by (i) Internet, (ii) telephone, or (iii) mail in order to ensure your representation at the meeting.
Matters to be covered at the meeting are explained in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
Amedisys is a leading healthcare at home company delivering personalized home health, hospice and high-acuity care services. Amedisys is focused on delivering the care that is best for our patients, whether that is inpatient hospital, palliative and skilled nursing facility ("SNF") care in their homes; home-based recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 3,000 hospitals and 102,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. With approximately 18,000 employees, in 522 care centers in 37 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 465,000 patients in need every year.
I look forward to sharing our strategic plans for 2023 with you during our Annual Meeting.
Sincerely,

Richard Ashworth
President and Chief Executive Officer

Paul B. Kusserow
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 8, 2023
Time:	10:00 a.m., Central Daylight Saving Time
Place:	Amedisys, Inc. Executive Office 49 Music Square West, Suite 401 Nashville, Tennessee 37203

Proposals:
1.To elect the nine director nominees identified in the accompanying Proxy Statement to the Board of Directors of Amedisys, Inc. (the “Company”), each to serve a one-year term expiring at the latter of the 2024 Annual Meeting of the Company’s stockholders or upon his or her successor being elected and qualified.
2.To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2023.
3.To approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers (“say on pay” vote).
4.To approve, on an advisory (non-binding) basis, the frequency of future stockholder say on pay votes.

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders instead of paper copies of our Proxy Statement and 2022 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, our 2022 Annual Report and proxy card.

Who can vote:	Stockholders of record at the close of business on April 11, 2023 (the “Record Date”).
How you can vote:	You may vote your proxy by (i) accessing the Internet website specified on the Notice, (ii) calling the toll-free number specified on your proxy card, if you requested printed copies of the proxy materials; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided, if you requested printed copies of the proxy materials. Stockholders who received their proxy card through an intermediary (such as a broker or bank) must deliver it in accordance with the instructions given by such intermediary.
Who may attend:	Any stockholder of record as of the Record Date may attend the meeting. Upon arrival at the meeting, you will be required to register and present government-issued photo identification, such as your driver’s license, state identification card or passport. If your shares are registered in the name of a bank, brokerage firm or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the Record Date.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer Guckert Griffin Corporate Secretary
April 27, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 8, 2023:

The Notice of Internet Availability of Proxy Materials, Notice of Meeting, Proxy Statement and 2022 Annual Report to Stockholders are available free of charge at www.proxyvote.com

Some of the statements in this proxy statement, including those related to our goal of achieving net zero greenhouse gas (“GHG”) emissions for our business by 2050, may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements include, but are not limited to, our ability to formulate and implement plans to reduce our Scope 1 and 2 GHG emissions as anticipated; our reliance on third parties, whose actions are outside our control, to reduce our Scope 3 GHG emissions, as well as other factors discussed in our 2022 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission (“SEC”). We assume no obligation to update this proxy statement, which speaks as of the date issued.

3854 American Way, Suite A
Baton Rouge, Louisiana 70816

PROXY STATEMENT
Annual Meeting of Stockholders of the Company to be held on June 8, 2023

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT
AND THE ANNUAL MEETING
Q:    What is this document?
A:    This document is the Proxy Statement of Amedisys, Inc. that is being made available to stockholders on the Internet, or sent to stockholders upon request, in connection with our Annual Meeting of stockholders to be held on Thursday, June 8, 2023 at 10:00 a.m. Central Daylight Saving Time at our executive office, 49 Music Square West, Suite 401, Nashville, Tennessee 37203 (the “Meeting”). A proxy card is also being furnished with this document, if you requested printed copies of the proxy materials.
We will refer to Amedisys, Inc. throughout as “we,” “us,” the “Company” or “Amedisys.”
Q:    Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
A:    Pursuant to rules adopted by the SEC, the Company will use the Internet as the primary means of furnishing proxy materials to stockholders again this year. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the complete proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and the cost to the Company associated with the physical printing and mailing of materials.
Q:    Why am I receiving these materials?
A:    You are receiving this document because you were one of our stockholders on April 11, 2023, the record date for the Meeting. We are soliciting your proxy (i.e., your permission) to vote your shares of Amedisys stock upon certain matters at the Meeting. We are required by law to convene an annual meeting of our stockholders at which directors are elected. Because our shares are widely held, it would be impractical, if not impossible, for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our stockholders. We began mailing the Notice on or about April 27, 2023.
Q:    Who may vote at the Meeting?
A:    We have fixed the close of business on April 11, 2023, as the record date for determining who is entitled to vote at the Meeting. As of that date, there were 32,550,951 shares of our common stock outstanding and entitled to be voted at the Meeting. You may cast one vote for each share of common stock held by you on April 11, 2023 on all matters presented at the Meeting.
Q:    What proposals will be voted on at the Meeting?
A:    There are four proposals to be considered and voted on at the Meeting:
(1)To elect the nine director nominees identified in this Proxy Statement to our Board of Directors, each to serve a one-year term expiring at the latter of the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) or upon his or her successor being elected and qualified;
(2)To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2023;

(3)To approve, on an advisory (non-binding) basis, the compensation paid to our Named Executive Officers (“say on pay” vote); and
(4)To approve, on an advisory (non-binding) basis, the frequency of future stockholder say on pay votes.

We will also consider other business that properly comes before the Meeting in accordance with Delaware law and our Amended and Restated Bylaws ("Bylaws").
Q:    What are my choices when voting on the election of the nine director nominees identified in this Proxy Statement, and what vote is needed to elect directors to the Board of Directors?
A:    In regards to the vote on the election of the nine director nominees identified in this Proxy Statement to serve until the 2024 Annual Meeting or upon his or her successor being elected and qualified, stockholders may:
•vote in favor of all director nominees;
•vote to withhold authority for specific director nominees; or
•vote to withhold authority to vote for all director nominees.
Directors are elected by a plurality of the votes cast at the Meeting. As a result, the nine directors receiving the highest number of “FOR” votes will be elected as directors. The Company’s Corporate Governance Guidelines, however, provide that a director candidate must tender his or her resignation if he or she receives a greater number of “withhold” votes than “for” votes. The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors on whether to accept or reject the resignation or whether other action should be taken. For additional information, please see the discussion beginning on page 7 of this Proxy Statement.
Q:    What are my choices when voting on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2023, and what vote is needed to ratify their appointment?
A:    In regards to the vote on the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2023, stockholders may:
•vote in favor of the ratification;
•vote against the ratification; or
•abstain from voting on the ratification.
The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2023. For additional information, please see the discussion beginning on page 23 of this Proxy Statement.
Q:    What are my choices when voting on the advisory (non-binding) proposal regarding the compensation paid to the Company’s Named Executive Officers (“say-on-pay”), and what vote is needed to approve the advisory say-on-pay proposal?
A:    In regards to the advisory (non-binding) proposal on the compensation paid to our Named Executive Officers, stockholders may:
•vote in favor of the advisory say-on-pay proposal;
•vote against the advisory say-on-pay proposal; or
•abstain from voting on the advisory say-on-pay proposal.
The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve, on an advisory basis, the say on pay vote. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions. For additional information, please see the discussion beginning on page 27 of this Proxy Statement.
Q:    What are my choices when voting on the advisory (non-binding) proposal regarding the frequency of future stockholder say on pay votes, and what vote is needed to approve the advisory proposal regarding the frequency of future stockholder say on pay votes?
A:    In regards to the advisory (non-binding) proposal regarding the frequency of future stockholder say on pay votes, stockholders may:
•vote in favor of an advisory say on pay vote every one year;
•vote in favor of an advisory say on pay vote every two years;
•vote in favor of an advisory say on pay vote every three years; or
•abstain from voting on the advisory proposal regarding the frequency of future stockholder say on pay votes.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve, on an advisory basis, the frequency of future stockholder say on pay votes. As an advisory vote, this proposal is not binding upon us. Our Board of Directors will consider the outcome of the vote when determining the frequency of holding future stockholder say on pay votes. While our Board of Directors is making a recommendation with respect to this proposal, stockholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the Board’s recommendation. For additional information, please see the discussion beginning on page 29 of this Proxy Statement.
Q:    How does the Company’s Board of Directors recommend that I vote?
A:    Please see the information included in this Proxy Statement relating to the proposals to be considered and voted on at the Meeting. Our Board of Directors unanimously recommends that you vote:
•“FOR” each of the nine nominees to our Board of Directors identified in this Proxy Statement;
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2023;
•“FOR” the advisory (non-binding) proposal regarding the compensation paid to our Named Executive Officers (“say on pay”); and
•“1 YEAR” in connection with the proposal regarding an advisory vote on the frequency of future stockholder say on pay votes.

Q:    What information is available on the Internet?
A:    A copy of this Proxy Statement and our 2022 Annual Report to Stockholders is available for download free of charge at www.proxyvote.com.
Our Company website address is www.amedisys.com. We use our website as a channel of distribution for important Company information. Important information, including press releases, investor presentations and financial information regarding our Company is routinely posted on and accessible on the Investors subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investors subpage of our website.
In addition, we make available on the Investors subpage of our website (under the link “SEC Filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Conduct, our Corporate Governance Guidelines and the charters for the Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees of our Board of Directors are also available on the Investors subpage of our website (under the link “Governance”).
Information from this website is not incorporated by reference into this Proxy Statement.
Q:    What constitutes a quorum?
A:    The presence in person or by proxy of holders of a majority of our common stock outstanding as of the Record Date is needed for a quorum at the Meeting.
Q:    What are “broker votes” and “broker non-votes?”
A:    On certain “routine” matters, brokerage firms have discretionary authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions (referred to as a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the Meeting and in determining the number of shares voted “FOR” or “AGAINST” the routine matter. For purposes of the Meeting, the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2023 is considered a “routine” matter.
Under applicable stock exchange rules: (i) the election of directors, (ii) the advisory (non-binding) vote on the compensation of our Named Executive Officers (“say on pay” vote), and (iii) the advisory (non-binding) vote on the frequency of future say on pay votes are considered “non-routine” matters for which brokerage firms do not have discretionary authority to vote their customers’ shares if their customers did not provide voting instructions. Therefore, for purposes of the Meeting, if you hold your stock through a brokerage account, your brokerage firm may not vote your shares on your behalf on (i) the election of directors, (ii) the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say on pay”), and (iii) the advisory (non-binding) vote on the frequency of future say on pay votes, without receiving instructions from you. When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.
We encourage you to provide instructions to your brokerage firm, bank or other nominee by voting your proxy. This action ensures your shares will be voted at the Meeting on all matters up for consideration.
Q:    What if I abstain from voting?
A:    You have the option to “ABSTAIN” from voting with respect to (i) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2023, (ii) the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say on pay”), and (iii) the advisory (non-binding) vote on the frequency of future say on pay votes. Abstentions with respect to these proposals are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have the same effect as a vote against the proposal.
Q:    How will my shares be voted if I return my proxy card or vote via telephone or Internet? What if I return my proxy card but do not provide voting instructions or complete the telephone or Internet voting procedures but do not specify how I want to vote my shares?
A:    Our Board of Directors has named Scott G. Ginn, our Acting Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Jennifer Guckert Griffin, our Interim Chief Legal Officer and Corporate Secretary, as official proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy.
All shares represented by properly executed proxies, unless previously revoked, will be voted at the Meeting as you direct.
IF YOU SIGN AND RETURN YOUR PROXY CARD BUT GIVE NO DIRECTION OR COMPLETE THE TELEPHONE OR INTERNET VOTING PROCEDURES BUT DO NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE PERSONS NAMED HEREIN AS DIRECTORS; “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023; “FOR” THE PROPOSAL REGARDING AN ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS (“SAY ON PAY”); AND “FOR” THE PROPOSAL REGARDING AN ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE SAY ON PAY VOTES.
Q:    How do I vote?
A:    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares. If you are a record holder, the Notice is being sent to you directly by Broadridge Financial Solutions, Inc. Please carefully consider the information contained in this Proxy Statement. Whether or not you plan to attend the Meeting, please vote by (i) accessing the Internet website specified on the Notice, (ii) calling the toll-free number specified on your proxy card, if you requested printed copies of the proxy materials or (iii) marking, signing and returning your proxy card promptly, if you requested printed copies of the proxy materials, so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide to attend the Meeting. If you are a stockholder of record, the method you use to vote will not limit your right to vote at the Meeting if you decide to attend in person. Written ballots will be passed out to any stockholder of record who wants to vote at the Meeting. Please follow the directions on your proxy card carefully.
If, like most of our stockholders, you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you by your broker, bank or other nominee, together with a voting instruction card. To vote at the Meeting, beneficial owners will need to contact the broker, bank or other nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting.
If you hold shares in the name of a broker, bank or other nominee you may be able to vote those shares by Internet or telephone depending on the voting procedures used by your broker, bank or other nominee, as explained below under the question “How do I vote if my shares are held in “street name” by a broker, bank or other nominee?”
No cumulative voting rights are authorized, and dissenters’ rights and rights of appraisal are not applicable to the matters being voted upon.
Q:    How do I vote if my shares are held in “street name” by a broker, bank or other nominee?
A:    If your shares are held by a broker, bank or other nominee (this is called “street name”), your broker, bank or other nominee will send you instructions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program provided through Broadridge Investor Communication Solutions that offers Internet and telephone voting options.
Q:    May I revoke my proxy after I have delivered my proxy?
A:    You may revoke your proxy at any time before the polls close by submitting a subsequent proxy with a later date by using the Internet, by telephone or by mail or by sending our Corporate Secretary a written revocation. Your proxy will also be considered revoked if you attend the Meeting and vote in person. If your shares are held in “street name” by a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Meeting.
Q:    Who is soliciting my vote?
A:    In this Proxy Statement, our Board of Directors is soliciting your vote for matters being submitted for stockholder approval at the Meeting.
Q:    Who will bear the cost for soliciting votes for the Meeting?
A:    We will bear the cost of soliciting proxies. In addition to the use of mail, our directors, officers and non-officer employees may solicit proxies in person or by telephone or other means. These persons will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. We have also made arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward this material to the beneficial owners of our common stock, and we will reimburse them for their reasonable out-of-pocket expenses.
Q:    Who will count the votes?
A:    We have hired a third party, Broadridge Financial Solutions, Inc., to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy at the Meeting.
Q:    Where can I find voting results of the Meeting?
A:    We will announce preliminary voting results at the Meeting and publish final results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Meeting (a copy of which will be available on the “Investors” subpage of our website, www.amedisys.com, under the link “SEC Filings”). If our final voting results are not available within four business days after the Meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.
Q:    May I propose actions for consideration at the next Annual Meeting of Stockholders or nominate individuals to serve as directors?
A:    You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Other Matters” for more details.
Q:    Whom should I contact with questions about the Meeting?
A:    If you have any questions about this Proxy Statement or the Meeting, please contact Jennifer Guckert Griffin, our Interim Chief Legal Officer and Corporate Secretary, at 3854 American Way, Suite A, Baton Rouge, Louisiana 70816 or by telephone at (225) 292-2031 or (800) 467-2662.
Q:    What if I have more than one account?
A:    Please vote proxies for all accounts to ensure that all your shares are voted. You may consolidate multiple accounts through our transfer agent, American Stock Transfer & Trust Company, LLC, online at www.amstock.com or by calling (800) 937-5449.
Q:    Will a list of stockholders entitled to vote at the Meeting be available?
A:    In accordance with Delaware law, a list of stockholders entitled to vote at the Meeting will be accessible for ten days prior to the Meeting between the hours of 9:00 a.m. and 5:00 p.m. at our corporate headquarters in Baton Rouge, Louisiana.

EXECUTIVE OFFICERS
The following table presents information with respect to our executive officers as of April 27, 2023:

Name	Age	Title
Richard Ashworth	48	President and Chief Executive Officer
Denise Bohnert	45	Chief Compliance Officer
Scott G. Ginn	54	Acting Chief Operating Officer, Executive Vice President and Chief Financial Officer
Adam Holton	52	Chief People Officer
Nick Muscato	37	Chief Strategy Officer
Michael P. North	58	Chief Information Officer

Richard Ashworth is our President and Chief Executive Officer (since April 10, 2023). Additional information regarding Mr. Ashworth is provided below under “Proposal 1—Election of Directors—Nominees.”
Denise Bohnert is our Chief Compliance Officer (since September 2019). She previously served as our Deputy Compliance Officer from January 2017 to August 31, 2019. Ms. Bohnert is responsible for managing and overseeing the compliance program, which is designed to promote ethical practices and compliance with state and federal healthcare laws and regulations. Ms. Bohnert also identifies potential compliance vulnerability and risks within the organization. Ms. Bohnert has over 17 years’ experience in healthcare and compliance. Before joining Amedisys in January 2017, Ms. Bohnert served as the Compliance Officer for Signature Healthcare in Louisville, Kentucky from January 2015 to December 2016, a skilled nursing facility and home health company. Ms. Bohnert was responsible for overseeing the compliance program which included the creation of regulatory policies and procedures, a compliance investigation structure and a staff of compliance professionals. From 2003 to December 2014, Ms. Bohnert worked at Kindred Healthcare in a variety of compliance and regulatory functions including Division Vice President of Risk and Compliance, Director of HIPAA Compliance (Privacy) and Risk Manager. Ms. Bohnert is both a registered nurse and licensed attorney earning her Bachelor of Science in Nursing from Indiana State University (Magna Cum Laude) and her Juris Doctor from Indiana University - Indianapolis. Ms. Bohnert also holds a Certification in Healthcare Compliance (CHC).

Scott G. Ginn is our Acting Chief Operating Officer (since November 2022), Executive Vice President (since February 2021) and Chief Financial Officer (since October 2017). He previously served as Chief Accounting Officer from February 2017 to October 2017, Senior Vice President of Finance and Accounting from October 2015 to February 2017 and Senior Vice President of Accounting and Controller from April 2007 to October 2015. Prior to joining the Company, he was a Director at Postlethwaite & Netterville, a professional accounting corporation. Mr. Ginn is a Certified Public Accountant.
Adam Holton is our Chief People Officer (since September 2022). He previously served as the Chief Human Resources Officer at Numotion, an organization dedicated to improving the lives of people with disabilities, from 2019 to 2022, and as Senior Vice President Human Resources for USAA from 2017 to 2019. He also served as Chief Human Resources Officer at CHS, Inc, a Fortune 100 diversified global agribusiness cooperative that creates connections to empower agriculture, from 2014 to 2017. Mr. Holton has also held several Human Resources leadership positions with General Electric and Bank One. Mr. Holton graduated from the United States Naval Academy and served in the United States Marine Corps as an Infantry Officer.

Nick Muscato is our Chief Strategy Officer (since April 2022) and oversees the Company’s Investor Relations, Treasury, Corporate Strategy, Data & Analytics, Managed Care and Strategic Investment functions. Mr. Muscato joined the company in March of 2015 in a Corporate Strategy role, helping to refine and craft the strategic plan for the company and leading the annual strategic review process. During his time at Amedisys he has assumed additional responsibilities within the Finance organization, including leading the Company’s Investor Relations, Treasury and Analytics functions and assisting with the non-core investment activity focused on future and new business offerings. Prior to joining Amedisys, Mr. Muscato spent eight years as a member of Humana’s Strategy and Corporate Development team. During his time at Humana, Mr. Muscato led deal teams closing over $2.5 billion worth of transactions. These deals spanned multiple sectors including: Medicare Advantage Health Plan, Health Care IT assets, Home Care and Home Care service, Primary Care Physician Practices, Management Service Organizations and Data and Analytics assets. Along with his M&A experience, Mr. Muscato was the Lead Investment Partner for Humana’s venture investing arm as well as overseeing Humana’s “Humana at Home” acquisition platform build out. Mr. Muscato also worked on both the Humana corporate strategy and M&A strategy development teams. Mr. Muscato received his undergraduate degrees in Finance and Operations from Indiana University. He also received his Master of Business Administration from the University of Louisville.

Michael P. North is our Chief Information Officer (since November 2016) and previously served as our Senior Vice President of Operations (from May 11, 2015 to November 3, 2016). Mr. North, a seasoned IT executive, led Amedisys’ successful conversion to the Homecare Homebase platform and plays a significant role in the integration of our acquisitions. Before Amedisys, he served as the Director of Corporate Development Integrations for Humana from May 2006 to May 2015. His senior level responsibilities included all IT and operational integrations for acquisitions. Prior to that, Mr. North served as the Director of IT Support with Kindred Healthcare from October 1999 to May 2006.

PROPOSAL 1—ELECTION OF DIRECTORS
Nominees
Our Bylaws provide that the number of directors shall not be less than three nor more than 15 persons, the exact number thereof to be determined from time to time by resolution of our Board of Directors. Our Board of Directors has currently set the number of directors at nine. The Board has nominated the nine persons named below for election at the Meeting.
All of the nominees currently serve as directors. Each person elected will serve until the next Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Although our Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the Meeting, the persons named as official proxy holders in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by our Board of Directors.
Our Board of Directors maintains a Nominating and Corporate Governance Committee to recommend to our Board of Directors all director nominees. Stockholders who wish to recommend a person for consideration as a director nominee should follow the procedures described below under the heading “Stockholder Recommendation of Nominees.” Our Board of Directors selected the nominees for election at the Meeting upon the unanimous recommendation of the members of the Nominating and Corporate Governance Committee.
Board Member Qualifications; Diversity
Nominees for election to our Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to our stockholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance. Specifically, as set forth in our Corporate Governance Guidelines, nominees for election to our Board of Directors should possess the highest personal and professional ethics, integrity and values. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must develop an understanding of our Company’s business and have a willingness to devote adequate time to carrying out their duties. The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In identifying candidates for membership on our Board of Directors, the Nominating and Corporate Governance Committee takes into consideration a number of factors, including: (i) relevant career experience, relevant technical skills, industry knowledge and experience and financial expertise; (ii) individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and the ability to work collegially; and (iii) the extent to which the candidate would fulfill a present need on our Board of Directors. In addition, our Board of Directors considers diversity across a number of categories, including diversity of gender, race, ethnicity, nationality, age, education and geography as well as professional backgrounds, in order to ensure a mix of perspectives, expertise and skills necessary to oversee execution of the Company’s strategy are present in our boardroom. For each of the nominees to our Board of Directors, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director.
The Nominating and Corporate Governance Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise and regularly monitors the mix of skills, experience, background and diversity factors discussed above of our directors to assure that the Board has the necessary composition to effectively perform its oversight function. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates who may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons.
Each candidate brought to the attention of the Nominating and Corporate Governance Committee, regardless of who recommended such candidate and regardless of whether such candidate is recommended by a stockholder, is considered on the basis of the criteria set forth above. The Nominating and Corporate Governance Committee typically evaluates each prospective candidate’s background and qualifications. In addition, one or more of the Nominating and Corporate Governance Committee members or the other Board members interviews each prospective candidate. After completing the evaluation, prospective candidates are recommended to the full Board by the Nominating and Corporate Governance Committee, with the full Board selecting the candidates to be nominated for election by the stockholders or to be appointed by the Board to fill a vacancy.
Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and the Board in determining that the nominee should serve as a director appear below.
Board Composition—Independence and Diversity

All of our director nominees are independent, except for Richard Ashworth, our President and Chief Executive Officer, and Paul B. Kusserow, our former Chief Executive Officer and our current Chairman of the Board. In addition, all five of our Board committees are comprised entirely of independent directors. We are also committed to having a diverse Board of Directors. Women currently comprise over half of the directors on our Board, and in December 2020, we expanded the Board to add a woman of color. In addition, the Chairs of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are

women.

Board Diversity Matrix (as of April 27, 2023)
Board Size:
Total Number of Directors: 9
Gender:	Female	Male	Non-Binary	Gender Undisclosed
Number of Directors Based on Gender Identity	5	4	0	0
Number of Directors Who Identify in Any of the Categories Below:
African American or Black	1	0	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	4	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Demographic Background Undisclosed	0

Director Nominees—Biographical Information

Name	Age	Served as a Director Since
Richard Ashworth	48	2023
Vickie L. Capps	61	2019
Molly J. Coye, MD	75	2019
Julie D. Klapstein	68	2016
Teresa L. Kline	64	2019
Paul B. Kusserow	61	2014
Bruce D. Perkins	69	2015
Jeffrey A. Rideout, MD	61	2016
Ivanetta Davis Samuels	54	2020

Richard Ashworth is our President and Chief Executive Officer (since April 2023). Mr. Ashworth, 48, previously served as President and CEO, and as a member of the Board of Directors, of Tivity Health since June 2020. Prior to Tivity, Mr. Ashworth was the President of Walgreen Co. from February 2020 to June 2020, where he was responsible for developing the strategies and plans for all Walgreens operations including leadership, development, and management of the business. Mr. Ashworth served as President of Operations of Walgreen Co. from November 2017 to February 2020 and as President of Pharmacy and Retail Operations from 2014 to 2017. In 2013, Mr. Ashworth also led the development and delivery of the healthcare strategy for the strategic partnership with U.K.-based Alliance Boots, which Walgreens later acquired.

Director Qualifications:
•Extensive Knowledge of the Healthcare Industry—Mr. Ashworth is a pharmacist and has over 30 years of experience in the healthcare industry, having served in executive capacities for multiple healthcare companies.
•Relevant Executive/Management Experience—Mr. Ashworth has held multiple senior management and executive positions in the healthcare industry.
Vickie L. Capps. Ms. Capps is currently a member of the board of directors and the audit committee chair of each of NuVasive, Inc., a public medical device company, and Janux Therapeutics, Inc., a public small-cap, pre-commercial biopharmaceutical company. She is also a member of the nominating and corporate governance committee of NuVasive. She is also a member of the Senior Advisory Board of Consonance Capital Partners, a healthcare focused private equity firm, and she served on the board of directors of its portfolio company, Enclara Pharmacia, a provider of pharmacy services to the hospice industry, prior to its acquisition by Humana in January 2020. She previously served as Chief Financial Officer of DJO Global, Inc. from 2002 through 2013 and as a member of the boards of directors of Otonomy, Inc., a public biotechnology company, prior to its voluntary liquidation and dissolution in March 2023, Silverback Therapeutics, Inc., a public biotechnology company, prior to its merger with ARS Pharmaceuticals, Inc. in November 2022, Synthorx, Inc., a public biotechnology company, prior to its acquisition by Sanofi in January 2020, Connecture, Inc. prior to its being taken private by Francisco Partners in April 2018, RF Surgical Systems prior to its acquisition by Medtronic in August 2015 and SenoRx, prior to its acquisition by C. R. Bard, Inc. in July 2010. She is also a member of the board of directors of the San Diego State University Research Foundation. Earlier in her career, Ms. Capps spent 10 years as an audit and accounting professional with Ernst & Young and then served as the chief financial officer of several public and private companies. Ms. Capps earned her bachelor’s degree from San Diego State University, is a California Certified Public Accountant and was recognized as a CFO of the Year honoree by the San Diego Business Journal in 2009 and 2010 and as a Director of the Year by the Corporate Directors Forum in 2022.

Director Qualifications:

•High Level of Financial Literacy—Ms. Capps is a certified public accountant, a former chief financial officer and has been designated as our “Audit Committee Financial Expert” on our Audit Committee.
•Extensive Knowledge of the Healthcare Industry—Ms. Capps has extensive experience in the healthcare industry, having served as chief financial officer of a medical device and service company for 11 years as well as service on numerous public and private company boards of directors in the healthcare industry.
•Public Company Board Experience—Ms. Capps currently serves on two public company boards of directors (other than Amedisys) and previously served on the boards of five other public companies.
Molly J. Coye, MD. Dr. Coye has served as Senior Advisor and Executive in Residence for AVIA, a membership network of healthcare delivery systems that provides strategic and technology selection advice regarding digital health software and devices and is the nation’s leading healthcare innovation network, since 2015. She also served as an Innovation Advisor for Evolent Health from 2018 to 2019. From 2010 to 2015, Dr. Coye was Chief Innovation Officer of the UCLA Health System (comprehensive health care organization). Dr. Coye served on the Board of Directors of Aetna, Inc. from 2005 to 2018, where she was a member of the Executive Committee, the Committee on Investment and Finance, Chair of the Committee on Medical Affairs, and a member of the board of the Aetna Foundation. Dr. Coye currently serves on the board of directors of three privately held for profit entities: Headspace Health, Curai, and SameSky Health, in addition to SFJAZZ, a nonprofit music and education organization. She previously served as Commissioner of Health for the State of New Jersey, Director of the California State Department of Health Services, Head of the Division of Public Health Practice at the Johns Hopkins School of Hygiene and Public Health, chair of the boards of PATH and the American Public Health Association, and on the boards of the American Hospital Association, the American Telemedicine Association, The California Endowment, and the China Medical Board.

Director Qualifications:
•Innovation Expertise—Dr. Coye has extensive senior management and executive experience specialized in innovation in the healthcare industry.
•Extensive Knowledge of the Healthcare Industry—Dr. Coye has over 40 years of experience in the healthcare industry.
•Relevant Leadership Experience—Dr. Coye serves as Senior Advisor and Executive in Residence for AVIA and previously served as Chief Innovation Officer of the UCLA Health System, in addition to her roles as Commissioner of Health for the State of New Jersey, Director of the California State Department of Health Services, and Head of the Division of Public Health Practice at the Johns Hopkins School of Hygiene and Public Health.
Julie D. Klapstein. Ms. Klapstein was the founding Chief Executive Officer of Availity, LLC, one of the nation’s largest health information networks optimizing the automated delivery of critical business and clinical information among healthcare stakeholders. Ms. Klapstein was the Chief Executive Officer and board member of Availity for 11 years. Ms. Klapstein’s 35+ years of experience in the healthcare information technology industry include executive roles at Phycom, Inc. as Chief Executive Officer; Sunquest Information Systems (EVP); SMS’ Turnkey Systems Division (now Siemens Medical Systems); and GTE Health Systems. She

currently serves on the board of directors for NextGen Healthcare, Inc., a firm that provides software and services to medical offices, Oak Street Health, a firm which is a network of value-based care centers for adults on Medicare, MultiPlan, a firm specializing in innovative payment solutions and healthcare provider networks, and Revecore Technologies, a firm specializing in underpayment and denial for hospitalization. Ms. Klapstein was a past director for two public boards: Annies, Inc. and Standard Register and has been a director for multiple private companies. Ms. Klapstein earned her bachelor’s degree from Portland State University in Portland, Oregon. She is the recipient of multiple awards for top business leadership.
Director Qualifications:
•Extensive Knowledge of the Healthcare Industry—Ms. Klapstein has over 35 years of experience in the healthcare and healthcare technology industries, and has served in executive capacities for multiple healthcare technology companies.
•Relevant Executive/Management Experience—Ms. Klapstein has extensive senior management and executive experience in the healthcare industry.
•Public Company Board Experience—Ms. Klapstein has outside board experience on five public company boards of directors (other than Amedisys).
Teresa L. Kline. Ms. Kline is the retired President and Chief Executive Officer of Health Alliance Plan of Michigan (“HAP”) and Executive Vice President of Henry Ford Health System (“HFHS”) where she led a financial and operational turnaround of HAP. HAP is a nonprofit health plan and a subsidiary of HFHS, a nonprofit healthcare provider. Ms. Kline’s 35+ years of experience in healthcare include executive roles at Health Care Service Corporation (Senior Vice President and Chief Health Care Management Officer), HealthSouth (Senior Vice President), CHA Health (Chief Executive Officer), United Health Group (Chief Executive Officer of UHC-GA), OnCare (Senior Vice President) and Aetna Health Plans (Regional Vice President). Ms. Kline currently serves on the boards of directors of Owens & Minor (NYSE: OMI), a healthcare manufacturing, distribution and logistics company with a portfolio of products and services for patients managing chronic conditions in the home; SaVida Health, an outpatient opioid use disorder treatment provider; and Presbyterian Healthcare Services, a private not-for-profit integrated healthcare system in New Mexico. Ms. Kline also serves on the board of Kalamazoo College. Previously, Ms. Kline served on the board of directors of Apria, a provider of integrated home healthcare equipment and related services, until it was acquired in March 2022, Intersect ENT, a medical device and specialty pharmaceuticals company until it was acquired in April 2022, Discovery Health Partners until it was acquired in May 2021, and as the Chairman of two private health care technology companies, Medecision and Availity. Ms. Kline earned her bachelor’s degree from Kalamazoo College in Kalamazoo, Michigan and her Master in Public Health degree from the University of Michigan in Ann Arbor, Michigan.
Director Qualifications:
•Extensive Knowledge of the Healthcare Industry—Ms. Kline has over 35 years of experience in the healthcare industry.
•Relevant Executive/Management Experience—Ms. Kline has served as President and Chief Executive Officer of HAP and Executive Vice President of HFHS in addition to executive roles at Health Care Service Corporation, HealthSouth, CHA Health, United Health Group, OnCare and Aetna Health Plans.
•Relevant Governance Experience— Ms. Kline has outside board experience on three other public company boards of directors (other than Amedisys) in addition to two private company boards and one nonprofit board.
Paul B. Kusserow. Mr. Kusserow is our Chairman of the Board (since October 2019) and has been a member of our Board of Directors since joining our Company in December 2014. Mr. Kusserow previously served as our Chief Executive Officer (from December 2014 to April 2022 and November 2022 to April 2023) and our President from December 2014 to February 2021. Previously, he was Vice Chairman and President of Alignment Healthcare, Inc., an integrated clinical care and health plan company, from June 2014 until December 2014. From December 2013 until June 2014, Mr. Kusserow served as a consultant for Boston Consulting Group (BCG), where he advised Amedisys on corporate strategy. Before that, he served as Senior Vice President, Chief Strategy, Innovations and Corporate Development Officer of Humana, Inc., a healthcare services and benefits company, from February 2009 through December 2013. Prior to joining Humana, Inc., he was Managing Director and Chief Investment Officer of the Ziegler HealthVest Fund, a venture capital fund focused on early to mid-stage investments in healthcare services, healthcare technology and wellness; a co-founder and Managing Director of San Ysidro Capital Partners, L.L.C., an investment advisory and management firm specializing in healthcare services and technology; and Managing Partner of Roaring Mountain, L.L.C., a strategy consulting and investment management firm with large clients in healthcare services and technology. Mr. Kusserow began his healthcare career with Tenet Healthcare Corporation, one of the nation’s largest investor-owned healthcare service companies, where he spent seven years, the last four as Senior Vice President, Strategy and Tenet Ventures. He began his career as a management consultant at McKinsey & Company. He has served on many corporate and advisory boards, and currently serves on the Boards of Directors of Oak Street Health, PurFoods, LLC, Matrix Medical Network and Healthpilot Technologies. He previously served on the Board of Directors of Connecture, Inc., New Century Health, Inc., AxelaCare Health Solutions, Inc., Picwell, Inc. and as the Chairman of the Board of Directors of Availity Inc. and Healthsense, Inc.
Director Qualifications:
•Extensive Knowledge of our Company’s Business—Mr. Kusserow served as our Chief Executive Officer from December 2014 to April 2022 and November 2022 to April 2023 and as our Chairman of the Board since October 2019 and also previously served as our President from December 2014 to February 2021.
•Extensive Knowledge of the Healthcare Industry—Mr. Kusserow has over 20 years of experience in the healthcare and healthcare technology industries, and has served in executive capacities for multiple healthcare services and benefits companies.
•Relevant Executive/Management Experience—Prior to joining our Company, Mr. Kusserow had extensive senior management and executive experience in the healthcare industry.
Bruce D. Perkins. Mr. Perkins serves as the managing member for both Perkins, Smith & Associates, L.L.C. (“PSA”) and MMBP Holdings, LLC. He also serves on the boards of four private companies: Advanced Dermatology and Cosmetic Surgery; Devoted Health, Inc.; Global Nephrology Solutions; Remedi SeniorCare and on the Aresenal Capital Partners Care Provision advisory board. Mr. Perkins serves on the audit and compliance committees for Advanced Dermatology and Cosmetic Surgery and Devoted Health, Inc. Additionally, Mr. Perkins serves as a strategic advisor for ChenMed; a senior advisor for the Marwood Group; a senior advisor for McKinsey & Company; a senior advisor for US Imaging; an advisor for CareCentrix, Inc.; a consultant for Devoted Health; and a consultant for Matrix Medical Network. Previously, Mr. Perkins served as a board member of Athletico, LHP Hospital Group, Humana Health Plan of Puerto Rico, and was Chairman of the board of MCCI Group Holdings. From 2015 to 2019, Mr. Perkins held the role of Strategic Executive and Advisor to the Chairman and CEO of MCCI Group Holdings and its successor, Conviva Health Solutions. Mr. Perkins retired from Humana Inc. in 2014 after a thirty-eight-year career. Prior to retirement, he was the President of Healthcare Services, a $21 billion business segment which included pharmacy, home care, behavioral health, physician services, provider networks, provider administration, and clinical platforms. Before Mr. Perkins became President of Healthcare Services, he served as Regional Vice President and Divisional President for Humana health plans. Prior to Humana’s spin-off of its hospital business, Mr. Perkins held multiple hospital leadership positions including Divisional Vice President and Hospital CEO, COO, and CFO.

Director Qualifications:

•Extensive Knowledge of the Healthcare Industry—Mr. Perkins has over 45 years of experience in the healthcare industry.
•Relevant Executive/Leadership Experience—Mr. Perkins is the managing member for both Perkins, Smith, & Associates, L.L.C., a private healthcare consulting company, and MMBP Holdings, LLC, and previously served as the President of Humana’s Healthcare Services Segment, which had annual revenue of $21 billion. Mr. Perkins served as Regional Vice President and Divisional President for Humana health plans across multiple markets, and prior to the spin-off Humana’s hospital business, Mr. Perkins held multiple leadership positions including Divisional Vice President and hospital CEO, COO, and CFO. In each of these positions, he had full accountability for all aspects of the businesses.
•Relevant Governance Experience—Mr. Perkins serves on the board of four private healthcare companies: Advanced Dermatology and Cosmetic Surgery, Devoted Health, Inc., Global Nephrology Solutions and Remedi SeniorCare. Mr. Perkins served as Chairman of the board of MCCI Group Holdings, served on the board of Humana Health Plan of Puerto Rico, and served as treasurer of the American Association of PPOs.
Jeffrey A. Rideout, MD, MA. Dr. Rideout is President and Chief Executive Officer of the Integrated Healthcare Association, a California statewide multi-stakeholder leadership group that promotes quality improvement, accountability and affordability of health care. He joined Integrated Healthcare Association in May of 2015. Dr. Rideout holds academic appointments with Stanford University (since January 2014) and University of California Berkeley Haas School of Business (since January 2008, and previously from January 2002 to January 2004), teaching on topics related to healthcare technology, services and investment. Previously, from June 2013 until June 2015, Dr. Rideout served as the Senior Medical Advisor for Covered California, the state based insurance exchange for California, and was responsible for quality and network management and all physician and hospital relations. Dr. Rideout has also served as a Senior Advisor to GE Healthcare Ventures, focusing on new business development related to Digital Health and Digital Therapeutics, including assessing and accelerating new early stage solutions and companies. From July 2009 until June 2013, Dr. Rideout was Senior Vice President, Chief Medical Officer for The TriZetto Group, leading strategy around development and delivery of a comprehensive suite of products and services that enable payers, providers and employers to improve the cost and quality of care for consumers. Dr. Rideout also served as the global leader of the healthcare division for Cisco Systems Internet Business Solutions Group, and Cisco’s Chief Medical Officer. While at Cisco, Dr. Rideout also served as a member of the American Health Information Community (AHIC’s) Chronic Care Workgroup for the U.S. Department of Health and Human Services. Dr. Rideout was at Cisco from April 2004 to August 2007. Prior to Cisco, Dr. Rideout was President and CEO of Blue Shield of California Foundation, Chief Medical Officer and SVP for Blue Shield of California and head of Quality Management for Blue Cross of California/WellPoint. Dr. Rideout previously served on the board of directors of MatrixCare, a provider of technology solutions for skilled nursing and senior living providers, life plan communities (CCRCs), and home health organizations, until its acquisition by ResMed in November of 2018. Dr. Rideout is currently a board member for Hope Solutions (formerly named Contra Costa Interfaith Housing), which provides permanent housing to low income families in Contra Costa County, California, is an adviser to the Bain Capital Double Impact, including as a director for Broadstep Behavioral Health (formerly named Phoenix Care Systems, Inc.), a portfolio company of the fund, and is a member of the California Department of Managed Health Care Financial Solvency Standards Board. Dr. Rideout completed his residency training in internal medicine at University of California, San Francisco and is a Fellow of the American College of Physicians. He received his medical degree from Harvard Medical School and his undergraduate degree from Stanford University. He also holds a master’s degree in Philosophy, Politics, and Economics from Oxford University where he studied as a Rhodes Scholar.

Director Qualifications:
•Extensive Knowledge of the Healthcare Industry—Dr. Rideout has over 30 years of experience in the healthcare industry.
•Relevant Executive/Leadership Experience—Dr. Rideout has extensive senior management and executive experience in the healthcare industry.
•Relevant Governance Experience—Dr. Rideout is the current President and Chief Executive Officer of the Integrated Healthcare Association and previously held executive roles at The TriZetto Group, Cisco Systems, and Blue Shield of California.
Ivanetta Davis Samuels. Ms. Samuels has served as Senior Vice President, General Counsel and Corporate Secretary for Meharry Medical College since 2013, where she oversees all legal affairs and transactions, including litigation management, policy management, immigration services, compliance, risk management and environmental health and safety. In her capacity as General Counsel, she is a board member of Meharry-owned MMCV, Inc. She earned her Bachelor of Arts degree from Northwestern University and her law degree from Vanderbilt University, and has practiced law for more than 25 years. Ms. Samuels is a member of the Tennessee Bar Association, Nashville Bar Association, Napier-Looby Bar Association, National Association of College and University Attorneys and Association of Corporate Counsel. She is also a Tennessee Bar Foundation Fellow, recognized for her achievements and commitment to the legal profession.

Director Qualifications:

•Extensive Knowledge of the Healthcare Industry—Ms. Samuels serves as Senior Vice President, General Counsel and Corporate Secretary for Meharry Medical College, which is an academic health sciences center comprised of a medical school, dental school, school of graduate studies and research, clinical enterprise and a health policy center.
•Relevant Executive/Leadership Experience—In her position as Senior Vice President, General Counsel and Corporate Secretary for Meharry Medical College, Ms. Samuels oversees all legal affairs and transactions, including litigation management, policy management, immigration services, compliance, risk management and environmental health and safety.
•Legal Expertise—Ms. Samuels has extensive senior management experience in the legal industry and has practiced law for over 25 years.
Board of Directors Recommendation
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE PERSONS NAMED ABOVE.
Vote Required
Directors are elected by a plurality of the votes cast at the Meeting.

CORPORATE GOVERNANCE
Board Leadership Structure
Our Board of Directors is currently comprised of Mr. Ashworth (our President and Chief Executive Officer) and Mr. Kusserow (Chairman of the Board of Directors and our former Chief Executive Officer) and seven independent directors. Each director serves a one-year term and is subject to annual election.
Chairman of the Board
Mr. Kusserow, our former Chief Executive Officer, has served as the Chairman of the Board since October 17, 2019. Mr. Kusserow continued to serve as our non-executive Chairman of the Board after his retirement as our Chief Executive Officer effective April 15, 2022 and after he ceased serving as our Chief Executive Officer upon Mr. Ashworth's appointment effective April 10, 2023. Mr. Kusserow continues to focus on leading our Board of Directors while supporting, mentoring and providing experienced insights to Mr. Ashworth throughout the transition of the Chief Executive Officer position. Because Mr. Kusserow is not independent, the Board of Directors has had in place an independent Lead Director since October 2019 to lead our Board of Directors in fulfilling its duties effectively, efficiently and independent of management, in accordance with our Bylaws and Corporate Governance Guidelines. Richard A. Lechleiter served as our independent Lead Director from October 2019 until his resignation from the Board of Directors on February 28, 2022. On February 28, 2022, the independent directors of the Board appointed Julie D. Klapstein, one of our independent directors, as Lead Director.
We believe it is appropriate at this time of transition of our Company’s leadership for Mr. Kusserow to continue to serve as non-executive Chairman because of his strong operational experience, extensive knowledge of our industry, and innovative leadership skills and his commitment to coach and support management’s execution of our strategy.
Although we believe that this leadership structure is the best structure for our stockholders and Company at this time, we recognize that other leadership structures might be appropriate depending on the circumstances. Accordingly, our Board of Directors periodically reviews our leadership structure.
Independent Lead Director
As independent Lead Director, Ms. Klapstein is specifically responsible under our Bylaws and Corporate Governance Guidelines for enhancing Board effectiveness, in particular by ensuring that the Board has adequate resources and is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the operations and responsibilities of the Board; and by assessing the effectiveness of the overall Board, its committees and individual directors on a regular basis. She is also responsible for assisting with Board management, in particular by providing input on the agendas for Board and committee meetings; consulting with the Chairman, the Chair of the Nominating and Corporate Governance Committee and the Board regarding the membership and chairs for Board committees; ensuring that the independent directors meet regularly without management present to discuss the effectiveness and performance of the Board and the committees of the Board, succession planning and strategic planning; and by chairing Board meetings when the Chairman is not in attendance. Finally, she also serves as a key liaison between management and the independent directors.

Committee Leadership

We believe the Chairs of our five independent Board committees (Ms. Capps: Audit Committee; Ms. Kline: Compensation Committee; Mr. Perkins: Compliance and Ethics Committee; Dr. Coye: Nominating and Corporate Governance Committee; and Dr. Rideout: Quality of Care Committee) have made valuable contributions to our Company in these roles, which are vital to our Board leadership structure. Each Committee Chair meets regularly with members of Company management, as appropriate, to discuss matters relevant to their respective Committee functions, both with and without the presence of our Chairman. Our non-employee directors also regularly communicate with Ms. Klapstein, in her role as Lead Director, regarding Board and Committee functions. Additional information about each of our Board committees is found under “Board Committees” below.
Stockholder Engagement
As part of our investor relations program, we regularly communicate with our stockholders and actively engage with them throughout the year. We solicit feedback from our stockholders with respect to corporate governance issues, our executive compensation policies and practices, regulatory developments, industry trends and company strategy. Throughout 2022, we connected with both analysts and investors through a mix of in-person and virtual conferences and non-deal road shows. Specifically, we met with over 170 actively-managed accounts at conferences including the J.P. Morgan Healthcare Conference, Raymond James Institutional Investors Conference, Oppenheimer Health Conference, Barclays Global Healthcare Conference, Bank of America / Merrill Lynch Healthcare Conference, RBC Capital Healthcare Conference, UBS Global Healthcare Conference, Jefferies Healthcare Conference and the William Blair Growth Stock Conference as well as participating in five analyst-hosted non-deal road shows to discuss progress on our strategic initiatives including:

•clinical quality;
•employer of choice;

•turnover reduction;
•operational efficiencies;
•organic and inorganic growth; and
•financial performance.
Risk Oversight
The Board’s Role in Risk Oversight
Risk management is primarily the responsibility of our Company’s senior management team, while our Board of Directors is responsible for the overall oversight of our Company’s risk management activities.
Our Enterprise Risk Management Committee, comprised of all of our executive officers and our Senior Vice President of Assurance Services, is responsible for ensuring that significant risks to the Company, including financial, operational, strategic, technology and legal/compliance related risks, are identified and managed on an ongoing basis by the appropriate business lines and/or corporate services throughout the organization, thereby protecting our assets and enhancing stockholder value. All identified risks are tracked and prioritized by the Enterprise Risk Management Committee, and top enterprise risks are included in a quarterly update to the Audit Committee.
The Board’s oversight of the material risks faced by the Company occurs at both the full Board level and at the committee level. The Audit Committee has oversight responsibility not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. Specifically, as stated in its charter, one of the responsibilities of the Audit Committee is “to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.” In connection with its risk oversight role, at each of its quarterly, in-person meetings, the Audit Committee also meets privately in separate executive sessions with representatives from the Company’s independent registered public accounting firm (without any members of Company management present) and the Company’s Senior Vice President of Assurance Services (without other members of Company management present). The Company’s Senior Vice President of Assurance Services manages the Company’s Internal Audit and Enterprise Risk Management functions and has been employed by the Company since September 2016. The Internal Audit Department, according to its charter, is charged with taking “a systematic and disciplined approach to evaluate and improve the effectiveness of the organization’s risk management, control, and governance processes.” The Audit Committee also receives quarterly reports regarding the Company’s testing and controls implemented in compliance with the requirements of the Sarbanes-Oxley Act of 2002. Finally, the Audit Committee reviews and receives regular briefings concerning the Company's information security and technology risks (including cybersecurity), including discussions of the company’s information security and risk management programs. The Company's Chief Privacy Officer and Information Security Officer leads our cybersecurity risk management program, which is overseen by the executive Enterprise Risk Management Committee.
In addition, the Compliance and Ethics Committee of the Board receives presentations at its quarterly in-person meetings from the Company’s Chief Compliance Officer, who has been employed by the Company since January 2017 (serving as Deputy Compliance Officer from January 2017 until her appointment as Chief Compliance Officer effective September 1, 2019). The Chief Compliance Officer, who heads the Company’s Compliance Department, is responsible for monitoring the Company’s compliance with federal and state laws governing the provision of healthcare services and patient privacy, as well as conditions of participation in the Medicare and Medicaid programs for the home health and hospice services provided by the Company. During these meetings, the Chief Compliance Officer provides a detailed report on compliance activities, relevant regulatory developments impacting the compliance function and our risk mitigation practices. As part of its risk oversight duties, the members of the Compliance and Ethics Committee meet regularly with the Chief Compliance Officer privately in executive session (without other members of Company management present), and it is expected that the Chief Compliance Officer maintains an open line of communication with both the Compliance and Ethics Committee and the full Board. Our Chief Compliance Officer reports to our President and Chief Executive Officer.
The Quality of Care Committee of the Board oversees matters with respect to patient care. Providing quality patient care is the cornerstone of our business. The Company’s clinical protocols are designed to minimize patient quality risk and improve patient health outcomes.
In addition, the Company’s legal department reports in person to the Audit Committee on at least a quarterly basis to keep the directors informed concerning legal risks and other legal matters involving the Company and the Company’s legal risk mitigation efforts.
Additionally, at each Board meeting, our President and Chief Executive Officer meets with the other directors to address operational and strategic matters, including areas of risk and opportunity that require Board attention. Further, in dedicated sessions held annually focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short- and long-term strategies, including consideration of risks facing the Company.
Our disclosure controls and procedures are part of, and therefore are uniformly aligned with, our risk management and oversight. In compliance with Rule 13a-15(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Item 307 of Regulation S-K, each quarter our management evaluates, with the participation of our principal executive officer and principal financial officer, the effectiveness of our disclosure controls and procedures as of the end of the period and discloses in our periodic reports management's conclusions regarding the effectiveness of our disclosure controls and procedures. Prior to such disclosure, those evaluations and conclusions are discussed with our internal Disclosure Committee and our Audit Committee in connection with its review of our annual and quarterly reports, including our financial and risk disclosures contained in those reports, thus enabling the Board and its committees to provide effective risk oversight.

The oversight of risk within the organization is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to review and improve its methods of assessing and mitigating risk.
Compensation Risk Assessment
Our management believes that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of our Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.
We based the above conclusions on the following: for the annual long-term (equity-based) compensation programs in place in 2022 for our (i) executive officers and (ii) corporate and field (non-executive) management, awards were subject to time-based vesting conditions, and the performance targets for the performance-based awards were linked to overall corporate performance (adjusted EBITDA target). For the annual short-term (cash bonus) compensation programs in place for our (i) executive officers and (ii) corporate and field senior (non-executive) management in place in 2022, performance targets were linked to overall corporate performance (adjusted EBITDA target), quality of patient care and people/human capital goals (all performance goals are defined more fully on pages 40-44 of this Proxy Statement). For the annual short-term (cash bonus) compensation programs in place for our eligible field operations leaders, performance targets were linked to multiple performance measures similar to our corporate plans, with reasonable caps and appropriate controls to establish targets and validate actual performance against the targets before payouts were made.
Further, our Chief People Officer or other members of the human resources team and/or company internal counsel, as appropriate, report to the full Board on at least a quarterly basis on matters relating to employee compensation. In addition, our independent compensation consultant regularly reviews our executive compensation program for the purpose of identifying potential sources of risk and reports its findings to the Compensation Committee.
Environmental, Social and Governance (“ESG”)
ESG Governance
The Nominating and Corporate Governance Committee oversees our strategy on corporate social responsibility, including evaluating the impact of Company practices on communities and individuals, and develops and recommends to our Board of Directors for approval policies and procedures relating to the Company’s corporate social responsibility and ESG matters.

We also have an internal, employee-led ESG committee, comprised primarily of executive and senior management, that assists the executive management of the Company and Nominating and Corporate Governance Committee with (a) setting general strategy relating to ESG matters, (b) developing, implementing, and monitoring initiatives and policies based on that strategy, (c) overseeing communications with employees, investors, and stakeholders with respect to ESG matters, and (d) monitoring and assessing developments relating to and, improving the Company’s understanding of ESG matters. The employee-led ESG committee reports periodically as needed the Nominating and Corporate Governance Committee on ESG matters.

We regularly engage internal and external stakeholders to determine the ESG topics that are of significant concern to key stakeholders and likely to influence the success of our business. These engagements inform our ESG strategy and reporting content. Through our annual sustainability report, available on our Investor Relations website, we highlight our programs and progress toward addressing climate change, providing extraordinary care to our patients, supporting our employees, helping local communities, and increasing the value of the Company.

Environmental and Climate Change Matters
We are committed to transparency around our carbon footprint and climate risk. We have adopted an integrated approach to address climate change, with cross-disciplinary teams responsible for managing climate-related activities, initiatives and policies. Strategies and progress toward our goals are reviewed with senior leadership and the Nominating and Corporate Governance Committee of our Board of Directors. Amedisys is committed to achieving net zero greenhouse gas (“GHG”) emissions for our business by 2050 or sooner, in alignment with the Paris Climate Accord. We have disclosed our Scope 1, 2 and 3 GHG emissions in our annual sustainability report and seek to set interim reduction targets aligned with 1.5°C by December 31, 2023. Additional information about our environmental performance and climate goals is included in our annual sustainability report, which is available on our Investor Relations website.

Human Capital

Our employees are critical to our vision to be the leading aging-in-place company. Taking great care of our people is our top priority. Our success is directly correlated with our ability to continue to attract, develop and retain the most qualified and passionate employees. Our work is not just a job but a calling. Our workforce strategy emanates from our core values of SPIRIT - Service, Passion, Integrity, Respect, Innovation and Talent. We know that by taking care of our people, they can continue to provide industry leading patient care.

Our management team receives weekly updates on important human capital metrics, and our Board of Directors receives monthly updates on human capital matters, as our Board of Directors has prioritized its oversight of our efforts to develop and retain critical talent.

Diversity and Inclusion

Diversity and inclusion is a business imperative. We endeavor to create a culture of caregiving where our employees feel as cared for every day as our patients. Success means all team members feel a sense of belonging, support and empowerment to be their best selves personally and professionally. We have committed to giving our employees a voice and have instituted numerous formal listening programs including quarterly pulse surveys, focus groups and town halls to routinely gather feedback from our employees and address concerns they may have. Our commitment to diversity and inclusion is also broadly reflected across our policies and people practices, including non-discrimination and anti-harassment policies.

Our employee-led Diversity and Inclusion Council addresses company policies and procedures that facilitate a supportive, positive and inclusive work environment for all employees at Amedisys. The Diversity and Inclusion Council, comprised of 25 members and over 400 participating D&I Ambassadors, has ongoing conversations with and provides regular updates to the executive management team, and a member of the executive team sponsors the council. Additionally, the Company has established Employee Resources Groups for racial diversity (the Global Black Community Employee Resource Group), disability (the disAbilities Employee Resource Group), and LBGQT (the LGBTQIA+ Employee Resource Group), and Military/Veterans, which is the most recent group launched in 2022.

We are also committed to having a diverse Board of Directors. A majority of the directors on our Board are women, including a woman of color.

Talent Acquisition, Retention and Development

We strive to hire, develop and retain top talent. The core of our care delivery model is dependent upon attracting high demand clinicians, predominately nurses. We compete for talent by offering a great culture, an opportunity to provide the highest quality clinical care and competitive market-based compensation. Our compensation plans are designed to deliver a competitive base pay as well as attractive incentive opportunities, primarily for leadership positions, but also to reward quality care. We provide significant opportunities for development and continuing education as we know that career development is a key component of attracting and retaining top talent. We have implemented a peer mentorship program for new hires and regular check-ins to ensure that newly hired employees experience a sense of belonging at their care center and are well equipped for success. In 2023, we are focusing on the routine actions that have the most positive impact on the caregiver experience.

We believe workplace flexibility for our caregivers is a valuable benefit we provide to empower our caregivers to control their own schedule. We continually monitor and assess employee metrics on hiring, retention and terminations to gain a deep understanding of our workforce and drive continuous improvement. Modern Healthcare named Amedisys to its prestigious Best Places to Work in Healthcare list in 2021 and 2022. The magazine’s annual recognition program honors 150 companies and organizations that “empower employees to provide patients and customers with the best possible care, products and services.”

Employee Health and Safety

The health and well-being of our employees is of utmost importance to us. We offer a comprehensive benefit package that provides employees and their families with access to a variety of innovative, flexible and convenient health and wellness programs that support their physical and mental health by providing tools and resources to help them improve or maintain their health status.

Social Responsibility
In April 2022, we joined the UN Global Compact, and by doing so, we have committed to meeting fundamental responsibilities in four areas: human rights, labor, environment and anti-corruption.
The Amedisys Foundation was formed to provide support to our patients and employees. The Amedisys Foundation has two funds: the Patients’ Special Needs Fund and the Amedisys Employees 1st Fund. The Patients’ Special Needs Fund provides financial assistance to our home health and hospice patients during a difficult time. Grants are available for general bills and comfort items or funeral, cremation and burial assistance. The Amedisys Employees 1st Fund provides financial assistance to our eligible team members who are experiencing severe financial need caused by unexpected emergencies, such as natural disasters, serious illness or injury, funeral expenses or extreme circumstances, like a house fire. A substantial amount of the money raised by the Amedisys Foundation is contributed by employees.

We are also proud to participate in the We Honor Veterans program. We Honor Veterans is a national awareness campaign conducted by the National Hospice and Palliative Care Organization in collaboration with the Department of Veterans Affairs. Its goal is to help hospice professionals better understand the challenges veterans may be facing due to illness, isolation or traumatic life experiences and guide them to a more peaceful death.
Board Committees
Audit Committee
The Audit Committee’s responsibilities are set forth in its charter, a copy of which appears on the “Investors” subpage of our website, (www.amedisys.com) under the link “Governance.” The Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act, and its responsibilities include hiring and supervising the work of our registered independent public accountants and our Senior Vice President of Assurance Services (who manages our Internal Audit Department), overseeing our financial reporting process, internal controls and legal and regulatory compliance and pre-approving all audit and non-audit services to be provided by independent auditors.
The Audit Committee is currently comprised of Vickie L. Capps (Chair), Teresa L. Kline and Bruce D. Perkins. Our Board of Directors has determined that each member of the Audit Committee also meets the definition of an “independent director” as defined by Rule 10A-3 under the Exchange Act and that Ms. Capps qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of SEC Regulation S-K, and as a “financially sophisticated audit committee member” under NASDAQ Listing Rule 5605(c)(2)(A). This determination is based on the fact that Ms. Capps is a former chief financial officer, a certified public accountant and has experience serving as a member and chairperson of several public company audit committees. In addition, our Board of Directors has determined that all of the members of the Audit Committee are financially literate.
Compensation Committee
The Compensation Committee reviews and acts on compensation levels and benefit plans for our executive officers, approves director compensation, approves and evaluates the Company’s equity compensation plans, approves the issuance of stock options, nonvested stock, restricted stock, restricted stock units and other equity-based awards under our equity compensation plans and has the sole authority to retain, and has retained, compensation consultants to advise the Compensation Committee with respect to executive officer and director compensation. It also provides assistance to our Board of Directors in the annual evaluation of our Chief Executive Officer. The Compensation Committee is currently comprised of Teresa L. Kline (Chair), Vickie L. Capps, Julie D. Klapstein and Jeffrey A. Rideout, MD. Our Board of Directors has determined that each member of the Compensation Committee meets the definition of an “outside director” as defined by regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code (to the extent such Code section applies to our compensation practices) and is a “non-employee director” as defined in the SEC’s Rule 16b-3. The Compensation Committee may not delegate any of its authority with respect to approving the compensation (including equity-based compensation) of our directors and executive officers. The Compensation Committee may delegate its authority to approve awards of equity-based compensation to persons other than our directors and executive officers to our Chief Executive Officer. A copy of the Compensation Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Governance.”
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of the Board of Directors and recommends to our Board of Directors all nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also provides assistance to our Board of Directors in the annual evaluations of our Board of Directors and its Committees, the review and consideration of corporate governance practices and ongoing board governance education. The Nominating and Corporate Governance Committee also prepares the slate of chairs and members for each of the Board’s standing committees. The Nominating and Corporate Governance Committee is comprised of Molly J. Coye, MD (Chair), Teresa L. Kline, Ivanetta Davis Samuels and Julie D. Klapstein (ex officio). A copy of the Nominating and Corporate Governance Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Governance.”
Quality of Care Committee
The Quality of Care Committee is currently comprised of Jeffrey A. Rideout, MD (Chair), Molly J. Coye, MD, Julie D. Klapstein and Ivanetta Davis Samuels. The dual purposes of the Quality of Care Committee are to (i) assist our Board of Directors in fulfilling its oversight responsibilities relating to the review of our policies and procedures in connection with the delivery of quality medical care to patients and patient safety and (ii) assist our Board of Directors and our management in promoting a “culture of quality” throughout our Company. A copy of the Quality of Care Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Governance.”
Compliance and Ethics Committee
The Compliance and Ethics Committee was formed in October 2013 and is currently comprised of Bruce D. Perkins (Chair), Molly J. Coye, MD, Jeffrey A. Rideout, MD, and Ivanetta Davis Samuels. Mr. Perkins has been deemed to have significant familiarity and experience with Medicare compliance due to his over 45 years of executive and senior management-level employment experience in the healthcare industry. The dual purposes of the Compliance and Ethics Committee are to (i) assist the Board in fulfilling its oversight responsibilities relating to (a) the compliance by the Company with all legal requirements to which it is subject, including specifically all federal and state health care laws and regulations to which it is subject, all fraud and abuse laws and all applicable Medicare program requirements, (b) the design, implementation and execution of the Company’s Compliance and Ethics Program, (c) the activities of the Chief Compliance Officer and the operation of the Company’s Compliance Department, and (d) matters relating to the Company’s Corporate Compliance Plan and Code of Ethical Business Conduct; and (ii) assist the Board and Company management in establishing an appropriate “tone at the top” and promoting a strong “culture of compliance” throughout the Company, while also recognizing that other Board committees assist the Board in fulfilling its oversight responsibilities relating to various areas of legal and regulatory compliance. A copy of the Compliance and Ethics Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Governance.”
Board and Committee Meetings—2022
Our Board of Directors held 20 meetings in 2022. Our Board of Directors maintains Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees that are each comprised solely of independent directors. Each Board committee generally meets on or around the date of each regularly-scheduled quarterly in-person Board meeting. During 2022, the Audit Committee held four meetings; the Compensation Committee held 10 meetings; the Nominating and Corporate Governance Committee held eight meetings; the Quality of Care Committee held five meetings; and the Compliance and Ethics Committee held five meetings. Each director attended at least 75% of the total number of Board meetings and meetings of the Committees on which he or she served during 2022. Generally, during every month in which there is not a regularly-scheduled in-person Board meeting, the Board members meet telephonically with selected members of Company management.
Independent Directors—Meetings in Executive Session
The independent directors, as a group, meet in executive session on a regular basis (and at least once, quarterly) in connection with each Board meeting without any members of our management or non-independent directors present. Ms. Klapstein currently presides over these executive sessions as Lead Director.
Plurality Plus Resignation Policy
The Company’s Corporate Governance Guidelines contain a plurality plus resignation policy for directors in uncontested elections. Pursuant to the policy, in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election will promptly tender his or her resignation to the Board of Directors following certification of the stockholder vote. The Nominating and Corporate Governance Committee will act to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days of the certification of the stockholder vote.
The Nominating and Corporate Governance Committee and the Board of Directors may consider any factors and information they deem relevant in deciding whether to accept a director’s resignation, including, without limitation:
•any reasons given by stockholders for their withhold votes from such director;
•any alternatives for curing the underlying cause of the withheld votes;
•the director’s tenure;
•the director’s qualifications;
•the director’s past and expected future contributions to the Board of Directors; and
•the overall composition of the Board of Directors and the composition of its committees, including whether accepting the resignation would cause the Company to fail to meet any applicable standards of the SEC or the NASDAQ Global Select Market.
The Company will disclose publicly the Board of Directors’ decision on whether to accept the director’s resignation and an explanation of the process by which the decision was made and, if applicable, the reasons for not accepting the director’s resignation, in a Current Report on Form 8-K filed with the SEC. Full details of the policy are set forth in our Corporate Governance Guidelines, a copy of which appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Governance.”
Mandatory Retirement Age
Our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has adopted a mandatory retirement age policy for directors such that a non-employee director may not serve as a member of our Board of Directors after reaching the age of 78. At the time that a director reaches the age of 78, the director may complete his or her then current term but may not stand for re-election thereafter.
Stockholder Recommendation of Nominees
Pursuant to our Corporate Governance Guidelines, stockholders may recommend a nominee for consideration by the Nominating and

Corporate Governance Committee of our Board by sending the following information to our Corporate Secretary, at 3854 American Way, Suite A, Baton Rouge, Louisiana 70816, who will forward the information to the Chairman of the Nominating and Corporate Governance Committee:
•Name, mailing address and telephone number of the stockholder;
•The proposed nominee’s name, mailing address and telephone number;
•A statement whether the proposed nominee knows that his or her name is being suggested by the stockholder, and whether he or she has consented to being suggested and is willing to serve;
•The proposed nominee’s résumé or other description of his or her background and experience;
•The proposed nominee’s relationship to the stockholder; and
•The stockholder’s reasons for proposing that the individual be considered.
The Nominating and Corporate Governance Committee will solicit and receive recommendations for candidates to fill any Board vacancies and will review the qualifications of potential director candidates. The Nominating and Corporate Governance Committee will present any recommended candidates to the full Board for consideration. Stockholders may also nominate directors for election to our Board of Directors. For additional important information regarding stockholder nominations of directors and stockholder proposals, please see the “Other Matters” section of this Proxy Statement.
Board Independence, Stockholder Communications and Board Attendance at the Annual Stockholders Meeting
Our Board of Directors has reviewed and analyzed the independence of each director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships.
Following this review, our Board of Directors determined that all directors who served during 2022 and all director nominees, other than Messrs. Ashworth, Gerard and Kusserow, are “independent” under the director independence requirements and listing standards of The NASDAQ Global Select Market. Mr. Ashworth is not considered independent because he is an executive officer of the Company. Mr. Gerard is not considered independent because he served as an executive officer of the Company during 2022. Mr. Kusserow is not considered independent because he served as an executive officer of the Company within the past three years.
Stockholders who wish to communicate with our Board of Directors, our Lead Director or our Audit Committee should address their communications to such party, in care of our Corporate Secretary, who is responsible for promptly disseminating such communications to our Board of Directors, our Lead Director or Audit Committee Chair, as appropriate. Pursuant to our Corporate Governance Guidelines (described below), all communications with the Board, our Lead Director or the Audit Committee are treated confidentially, and stockholders and other interested parties can remain anonymous when communicating their concerns. Stockholders who would like to submit the name of a person for consideration as a director nominee should address any communication to our Corporate Secretary in accordance with the procedures described under the heading “Corporate Governance—Stockholder Recommendation of Nominees,” above.
We do not have a formal policy regarding attendance by Board members at our Annual Stockholders Meeting because management is available at the meeting to answer questions from stockholders in attendance. Paul B. Kusserow and Christopher T. Gerard, our Chief Executive Officer at the time, attended our 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) in person, and the following independent directors attended our 2022 Annual Meeting via teleconference: Vickie L. Capps, Julie D. Klapstein, Teresa L. Kline, Jeffrey A. Rideout, MD, and Ivanetta Davis Samuels. Historically, we have had low in-person stockholder attendance at our Annual Stockholders Meetings.
Hedging Company Securities
Our Amended and Restated Insider Trading Compliance Policy prohibits our employees, officers, and directors from purchasing or selling derivative securities relating to Amedisys stock if the purchase or sale creates a “put-equivalent” position (meaning that the employee, officer or director will benefit from a decline in the price of the underlying Amedisys security). Examples of prohibited transactions would include purchasing a put on Amedisys stock, selling a call on Amedisys stock, or entering into forward sales and other transactions that are used to hedge ownership positions in Amedisys securities.
Compensation Consultant Independence and Conflicts of Interest Assessment
The Compensation Committee engaged the services of Pay Governance (the “Consultant”) as its independent advisor on matters of executive officer and director compensation (“Executive Compensation Matters”). The Consultant reported directly to the Committee and provided no other services to the Company or any of its affiliates. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Company has affirmatively determined that no conflicts of interest existed between the Company and the Consultant (or any individuals working on the Company’s account on the Consultant’s behalf). In reaching such determinations, the

Company considered the following enumerated factors, all of which were attested to or affirmed by the Consultant:
(1)During fiscal 2022, the Consultant did not provide any services to or receive any fees from the Company other than in connection with the Executive Compensation Matters;
(2)The amount of fees paid or payable by the Company to the Consultant in respect of the Executive Compensation Matters represented (or are reasonably certain to represent) less than 1% of the Consultant’s total revenue;
(3)The Consultant has in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;
(4)There are no business or personal relationships between the Consultant and any member of the Compensation Committee other than in respect of (i) the Executive Compensation Matters, or (ii) work performed by the Consultant for any other company, board of directors or compensation committee for whom such committee member also serves as an independent director;
(5)Neither the Consultant nor any of its consultants working on the Amedisys engagement owns any stock of the Company; and
(6)There are no business or personal relationships between the Consultant and any executive officer of the Company other than in respect of the Executive Compensation Matters.

CODE OF CONDUCT
Our Board of Directors has adopted a Code of Conduct that is applicable to all our directors, executive officers and employees. The Code of Conduct is available on the “Investors” subpage of our website (www.amedisys.com) under the link “Governance.” The purpose of the Code of Conduct is to, among other things, deter wrongdoing and promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our filings with the SEC and in public communications; compliance with applicable laws, rules and regulations; the prompt internal reporting of violations; and accountability.

CORPORATE GOVERNANCE GUIDELINES AND REVIEW AND CONSIDERATION OF CORPORATE GOVERNANCE PRACTICES

Our Board of Directors has adopted Corporate Governance Guidelines. The purpose of the Corporate Governance Guidelines is to assist the Board in the exercise of its responsibilities and to serve the best interests of the Company and its stockholders. A copy of the Corporate Governance Guidelines appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Governance.”
The members of our Nominating and Corporate Governance Committee are responsible for the review and consideration of corporate governance practices.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Background
The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit our Company’s consolidated financial statements for the fiscal year ending December 31, 2023. The submission of this matter for ratification by stockholders is not legally required; however, our Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Audit Committee and the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm as our Company’s external auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm to be our Company’s external auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.
Board of Directors Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.
KPMG Representative—Attendance at the Meeting
A representative of KPMG will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

REPORT OF THE AUDIT COMMITTEE
This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.
The Audit Committee is currently comprised of three directors, all of whom are independent as determined in accordance with the listing standards of The NASDAQ Global Select Market and within the meaning of Rule 10A-3 under the Exchange Act.
The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight and review of Amedisys’ accounting functions and internal controls. The committee recommends to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K and approves all fees paid to our independent registered public accounting firm. The committee also receives quarterly reports from our Internal Audit Department and approves the annual Internal Audit Work Plan and the compensation of the Senior Vice President of Assurance Services, who leads our Internal Audit Department.
The Audit Committee meets at least once quarterly in executive session without members of Company management present. During these executive sessions, the Audit Committee will also meet separately with representatives of the Company’s independent registered public accounting firm (generally, the Lead Audit Partner) and the Senior Vice President of Assurance Services, on behalf of the Company’s Internal Audit Department. The Audit Committee also meets separately with other senior members of Company management as it deems necessary.
In connection with recommending that our audited financial statements be included in our 2022 Annual Report, the members of the Audit Committee took the following steps:
•The members of the Audit Committee discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.
•Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”).
•The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the PCAOB regarding their independence, and the members of the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. The members of the Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence. This discussion and disclosure informed the Audit Committee of the independent registered public accounting firm’s independence, and assisted the Audit Committee in evaluating that independence. The members of the Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.
•The members of the Audit Committee reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance sheet as of December 31, 2022 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2022, including associated footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.
•The members of the Audit Committee (or the Chair of the Committee, pursuant to a delegation of authority) reviewed and pre-approved all permissible non-audit services by our independent registered public accounting firm.
•The members of the Audit Committee reviewed the Principal Executive Officer and Principal Financial Officer Certifications concerning the Company’s 2022 Annual Report.
Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly review, and additional matters deemed relevant and appropriate by the Audit Committee, including internal audit activities, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our 2022 Annual Report.
This report has been furnished by the members of the Audit Committee:
Vickie L. Capps (Chair)
Teresa L. Kline
Bruce D. Perkins

FEES PAID TO AUDITORS
The following summarizes the fees billed to us and our subsidiaries by KPMG for professional services rendered in 2022 and 2021.
AUDIT FEES

	2022		2021
Fee Category	Amount ($)	Percent	Amount ($)	Percent
Audit fees	$1,625,718	80.6%	$1,625,448	75.5%
Tax fees	$90,390	4.5%	$100,000	4.6%
Audit-related fees	$85,000	4.2%	$35,000	1.6%
All other fees	$217,014	10.7%	$393,023	18.3%
Total fees	$2,018,122	100.0%	$2,153,471	100.0%

Audit fees include fees associated with the annual audit, our annual report on Form 10-K and the reviews of our quarterly reports on Form 10-Q, services that are normally provided by our registered independent public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only our registered independent public accounting firm can provide. Audit-related fees relate to the 401(k) plan audit and our PRF audit filings. Tax fees include tax compliance and limited tax consulting services. All other fees relate to due diligence and accounting research software. All of the services described above were pre-approved by the Audit Committee (or the Chair of the Audit Committee, pursuant to a delegation of authority).

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances

All audit and permissible non-audit services provided by the independent auditors are pre-approved by the Audit Committee (or the Chair of the Audit Committee, pursuant to a delegation of authority). These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated authority to Ms. Capps, the Chair of the Audit Committee, to address requests for pre-approval of specified types of transactions not included in the annual budget prepared by the independent auditors, provided that any such pre-approvals are presented to the full Audit Committee at its next meeting.

STOCK OWNERSHIP
The following table shows beneficial ownership of our common stock as of April 11, 2023, unless otherwise indicated, by (i) each person known by us to beneficially own more than five percent of our common stock in accordance with Rule 13d-3 under the Exchange Act, (ii) each of our directors, director nominees, and Named Executive Officers (as such term is defined under the heading “Compensation Discussion and Analysis” below), and (iii) all of our directors and executive officers as a group. Except as noted below, the persons named have sole voting and investment power with respect to all shares of common stock.
Unless otherwise indicated, the address of each of the individuals named in the table below under “Named Executive Officers and Directors (Including 2023 Director Nominees)” is c/o Amedisys, Inc., 3854 American Way, Suite A, Baton Rouge, LA 70816.

Name	Shares Beneficially Owned	Percent of Class (1)
5% Stockholders
JPMorgan Chase & Co(2)	1,763,327	5.4%
BlackRock, Inc.(3)	4,106,566	12.6%
Wellington Management Group LLP(4)	2,802,831	8.6%
The Vanguard Group, Inc.(5)	3,128,416	9.6%
Ameriprise Financial, Inc.(6)	1,100,719	3.4%
Named Executive Officers and Directors (Including 2023 Director Nominees)
Richard Ashworth (2023 Director Nominee)	—	—%
Vickie L. Capps(7) (2023 Director Nominee)	4,509	*
Molly J. Coye, MD(7) (2023 Director Nominee)	3,509	*
Julie D. Klapstein(7) (2023 Director Nominee)	10,722	*
Teresa L. Kline(7) (2023 Director Nominee)	4,509	*
Bruce D. Perkins(7) (2023 Director Nominee)	18,788	*
Jeffrey A. Rideout, MD(7) (2023 Director Nominee)	4,026	*
Ivanetta Davis Samuels(7) (2023 Director Nominee)	2,291	*
Paul B. Kusserow(8) (Named Executive Officer and 2023 Director Nominee)	491,923	1.5%
Scott G. Ginn(9) (Named Executive Officer)	35,058	*
Nick Muscato(10) (Named Executive Officer)	2,884	*
Michael P. North(11) (Named Executive Officer)	4,704	*
Denise Bohnert(12) (Named Executive Officer)	9,909	*
Christopher T. Gerard(13) (Named Executive Officer)	41,898	*
David L. Kemmerly(13) (Named Executive Officer)	16,336	*
All Executive Officers and Directors as a Group (14 Persons)	592,832	1.8%

(*)    Less than one percent
(1)Based on 32,550,951 shares of common stock outstanding on April 11, 2023, plus shares that can be acquired through the exercise of options or warrants or conversion of restricted stock units within 60 days thereafter by the specified individual or group.
(2)This disclosure is based on a Schedule 13G filed with the SEC by JPMorgan Chase & Co. on January 6, 2023, reporting beneficial ownership as of December 30, 2022. JPMorgan Chase & Co. reported it has sole voting power over 1,663,943 of the shares and sole dispositive power over 1,760,024 of the shares. The address for JPMorgan Chase & Co. is 383 Madison Avenue, New York, New York 10179.
(3)This disclosure is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 26, 2023, reporting beneficial ownership as of December 31, 2022. BlackRock, Inc. reported it has sole voting power over 4,036,365 of the shares and sole dispositive power over 4,106,566 of the shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)This disclosure is based on a Schedule 13G/A filed with the SEC on February 6, 2023, reporting beneficial ownership as of December 30, 2022, by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP, in which they reported that each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP had shared voting power over 2,575,094 of the shares and shared dispositive power over 2,802,831 of the shares. Wellington Management Company LLP had shared voting power over 2,529,348 of the shares and share dispositive power over 2,664,075 of the shares. The principal business address is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.
(5)This disclosure is based on a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. on February 9, 2023, reporting beneficial ownership as of December 30, 2022. The Vanguard Group, Inc. reported that it has sole voting power over none of the shares, shared voting power over 10,722 of the shares, sole dispositive power over 3,085,372 of the shares, and shared dispositive power over 43,044 of the shares. The principal business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)This disclosure is based on a Schedule 13G/A filed with the SEC on February 14, 2023, reporting beneficial ownership as of December 31, 2022, by Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC. Ameriprise Financial, Inc. reported shared voting power over 1,098,663 shares and shared dispositive power over 1,100,719 shares. Columbia Management Investment Advisers, LLC reported shared voting power over 1,080,636 shares and shared dispositive power over 1,082,242 shares. According to this Schedule 13G/A, Ameriprise Financial, Inc., as the parent company of Columbia Management Investment Advisers, LLC, may be deemed to beneficially own the shares reported in such filing by Columbia Management Investment Advisers, LLC. Accordingly, the shares reported in such filing by Ameriprise Financial, Inc. include those shares separately reported in such filing by Columbia Management Investment Advisers, LLC. The principal business address for Ameriprise Financial, Inc. is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474, and the principal business address for Columbia Management Investment Advisors, LLC is 290 Congress Street, Boston, Massachusetts 02210.
(7)Included in the “Shares Beneficially Owned” column are 1,304 shares of nonvested stock, 100% of which will vest on June 9, 2023, provided the director remains a non-employee member of the Board through such date.
(8)Includes 80,602 shares that Mr. Kusserow has or will have within 60 days, the right to acquire pursuant to stock options, and 83,764 shares held in a trust. Of these shares, 2,765 shares held in a trust have been pledged as security for a margin loan and another 175 shares may be pledged for future borrowing. This pledge is in accordance with the one-time waiver of the Company’s insider trading policy provisions prohibiting the pledging of shares of Company stock by executive officers and directors, which waiver was granted by the Board in 2018 solely with respect to Mr. Kusserow.
(9)Includes 17,090 shares that Mr. Ginn has, or will have within 60 days, the right to acquire pursuant to stock options.
(10)Includes 1,454 shares that Mr. Muscato has, or will have within 60 days, the right to acquire pursuant to stock options.
(11)Includes 7,875 shares that Mr. North has, or will have within 60 days, the right to acquire pursuant to stock options.
(12)Includes 4,795 shares that Ms. Bohnert has, or will have within 60 days, the right to acquire pursuant to stock options.
(13)The information reported is based on Mr. Gerard's and Mr. Kemmerly's most recent Form 4 filed with the SEC.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2022, as well as written representations by our directors and executive officers, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2022 except for one Form 4 for David L. Kemmerly to report a sale of shares of the Company's common stock on March 29, 2022 pursuant to a previously adopted Rule 10b5-1 trading plan. This Form 4 was filed on April 4, 2022, two business days following the filing deadline.
EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2022
In accordance with SEC requirements, the following table provides information about awards outstanding and shares remaining available under our equity compensation plans (including any individual compensation arrangements) as of December 31, 2022.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	218,612	$142.86	1,697,292
Equity compensation plans not approved by security holders	—	—	—
Total	218,612	$142.86	1,697,292

PROPOSAL 3—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY” VOTE)
General Information
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our “Named Executive Officers” as disclosed in this Proxy Statement in accordance with the SEC’s rules.
Say on Pay Vote Mechanics
We are asking our stockholders to provide advisory approval of the compensation paid to our “Named Executive Officers,” as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement (beginning on page 30) and the compensation tables and narrative disclosures following the CD&A.
This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies and practices, as described in this Proxy Statement.
Consideration of the 2022 Advisory Vote on Executive Compensation
As discussed further in the CD&A, at our 2022 Annual Meeting, 94.0% of the shares present in person or by proxy and entitled to vote on the matter voted to approve, in an advisory vote, the compensation paid to our Named Executive Officers, as described in our 2022 Proxy Statement.
The Compensation Committee values the feedback of our stockholders and takes into account the outcome of Say on Pay votes when considering future executive compensation arrangements and potential changes to our executive compensation program. Our Board of Directors has adopted a policy of providing for annual advisory (non-binding) votes from stockholders on executive compensation. The next say on pay vote will occur at the 2024 Annual Meeting. Stockholders are being asked to vote on an advisory (non-binding) basis as to the frequency of future say on pay votes at the Annual Meeting. See "Proposal 4 - Advisory (Non-Binding) Vote on the Frequency of Future Stockholder Say on Pay Votes" below.
Highlights of our Executive Compensation Program
We believe that our executive compensation program:
•Aligns executive compensation to business objectives and overall Company performance;
•Attracts, retains, and motivates highly-qualified executives by offering market-competitive total compensation packages;
•Balances the focus on short- vs. longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years;
•Has features designed to further align executive compensation with stockholder interests and mitigate risks, including: (i) a prohibition on “short sales” of and “hedging” Company securities (applicable to all employees), (ii) no minimum guaranteed cash bonus payments or base salary increases and (iii) limited perquisites; and
•Has certain features that are widely considered “best practices,” including change-in-control provisions that only provide cash severance upon a change-in-control termination (i.e., a “double-trigger”) and do not provide for the payment of any excise tax gross-up amounts (other than for moving expenses).
Consistent with these goals, and as further discussed in the CD&A, we believe the Compensation Committee of our Board of Directors has designed an executive compensation program that: (i) rewards pay for performance, (ii) is competitive and reasonable as compared to compensation programs adopted by similarly-sized public companies in the industry and based on a review of broader public company and industry survey data and (iii) is cost-effective with limited perquisites and other personal benefits.
Board of Directors Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SAY ON PAY PROPOSAL, AS STATED BY THE FOLLOWING RESOLUTION:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table, and the other related tables and disclosures.”
The say on pay vote is advisory, and therefore not binding on the Company, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

PROPOSAL 4—ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER SAY ON PAY VOTES
General Information
The Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our Named Executive Officers. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of the executive compensation of our Named Executive Officers. We are providing stockholders the option of selecting a frequency of “every one year,” “every two years,” “every three years” or “abstain.”
Summary

We have historically solicited an advisory vote on executive compensation every year, and our Board of Directors believes that continuing to hold such a vote every year is advisable for a number of reasons, including the following:

•we believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information as presented in our proxy statement each year, leading to a more meaningful communication between the Company and our stockholders regarding the compensation of our Named Executive Officers; and

•an annual advisory vote on compensation of our named executive officers is consistent with our policy of seeking input from our stockholders on corporate governance matters and our compensation philosophy, policies, and practices for our Named Executive Officers.

Our Board of Director’s determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual frequency vote is not meaningful, is burdensome or is more frequent than recommended by best corporate governance practices.

Board of Directors Recommendation

Based on the factors discussed above, our Board of Directors has decided to recommend that future say on pay votes occur “every one year” until the next advisory vote on the frequency of future stockholder say on pay votes. Stockholders are not being asked to approve or disapprove our Board of Director’s recommendation, but rather to indicate their choice among the following frequency options: “every one year,” “every two years” or “every three years,” or to abstain from voting. This vote is advisory, and therefore not binding on us, our Board of Directors or the Compensation Committee of our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS SELECT “1 YEAR” IN CONNECTION WITH THE PROPOSAL REGARDING AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER SAY ON PAY VOTES.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) outlines our executive compensation philosophy, objectives and processes. It explains the decision making process used by the Compensation Committee of our Board of Directors (the “Compensation Committee”), the reasoning behind our executive compensation program, and, more specifically, the actions the Compensation Committee took related to the compensation of our “Named Executive Officers,” as defined under the SEC’s executive compensation disclosure rules. We have experienced several executive officer transitions during 2022 and early 2023, including the following:
•Paul B. Kusserow, our former Chief Executive Officer and current Chairman of the Board, retired from the Company effective April 15, 2022 (but remained on the Board of Directors and continued to serve as our Chairman of the Board after his retirement).
•Christopher T. Gerard, our former President and Chief Operating Officer, was promoted to President and Chief Executive Officer effective April 15, 2022.
•On November 17, 2022, Mr. Gerard was terminated as Chief Executive Officer without cause, and the Board of Directors appointed Mr. Kusserow as Chief Executive Officer. On March 12, 2023, our Board of Directors appointed Richard Ashworth to serve as our President and Chief Executive Officer and elected Mr. Ashworth as a director, all effective on April 10, 2023. Mr. Kusserow ceased serving as Chief Executive Officer effective on April 10, 2023 but continues to serve as our Chairman of the Board.
•David L. Kemmerly, our former Chief Legal and Government Affairs Officer, resigned on September 23, 2022.
Accordingly, our Named Executive Officers for 2022 are as follows:
•Paul B. Kusserow—former Chief Executive Officer (until April 15, 2022 and again from November 17, 2022 to April 10, 2023) and Chairman of the Board;
•Scott G. Ginn—Acting Chief Operating Officer, Executive Vice President and Chief Financial Officer;
•Nick Muscato—Chief Strategy Officer;
•Michael P. North—Chief Information Officer;
•Denise Bohnert—Chief Compliance Officer;
•Christopher T. Gerard—former President and Chief Executive Officer (from April 15, 2022 to November 17, 2022) and former President and Chief Operating Officer (until April 15, 2022); and
•David L. Kemmerly—former Chief Legal and Government Affairs Officer.
Executive Summary
Key 2022 Events and Compensation Highlights
•No Performance-Based RSUs Earned and Less Than 10% Payout for Short-Term Incentive (Cash Bonus) Program for 2022:
◦Forfeiture of 2022 Performance-Based RSUs Due to Below-Threshold Performance: Adjusted EBITDA for 2022 fell below the threshold level of performance. Accordingly, none of the Named Executive Officers earned any shares of common stock with respect to their 2022 annual grant of performance-based RSUs, other than Mr. Kusserow, whose performance condition under his 2022 performance-based RSU award was tied to the transition of the Chief Executive Officer role rather than Adjusted EBITDA. Additional information on this topic appears under the heading “Details of our 2022 Executive Compensation Program—2022 Long-Term Incentives (Equity-Based Compensation).”
◦Short-Term Incentive (Cash Bonus) Payout of Less Than 10% of Target for 2022: The Named Executive Officers earned 9.84% of their respective target bonus amounts for 2022 based on performance achieved for the collective quality of patient care performance measure and the collective people performance measure, after earning a bonus payout equal to 35.31% of their respective target bonus amount for 2021, which each of the Named Executive Officers voluntarily elected to forego last year. Additional information on this topic appears under the heading “Details of our 2022 Executive Compensation Program—2022 Annual Performance-Based Incentive Compensation (Cash Bonuses).”
•No Employment Agreements: With the expiration of Mr. Kusserow’s employment agreement pursuant to its original term on December 16, 2021, the Compensation Committee decided to no longer offer individual employment agreements with any of the Company's executive officers.
•Retirement of Mr. Kusserow as Chief Executive Officer: In January 2022, Mr. Kusserow informed our Board of Directors of his decision to retire as Chief Executive Officer effective April 15, 2022. For 2022, the Compensation Committee approved a compensation package for Mr. Kusserow including:
◦A base salary of $900,000, which reflected no change from his existing base salary;
◦No annual bonus; and
◦A one-time special equity award, comprised of a mix of time-based restricted stock units (“RSUs”) (75%) and performance-based RSUs (25%) valued at $3.5 million, which was granted to Mr. Kusserow in January 2022, in recognition of Mr. Kusserow’s service to the Company and to incentivize his continued service to the Company during an important transition phase. The performance-based RSUs were to vest based on a performance measure for 2022 tied to the transition of the Chief Executive Officer role, as determined by the Compensation Committee in its sole discretion.
•Promotion of Mr. Gerard to Chief Executive Officer: Upon Mr. Kusserow’s announcement of his retirement in January 2022, our Board of Directors appointed Mr. Gerard to serve as the Company’s President and Chief Executive Officer effective April 15, 2022. In connection with Mr. Gerard’s promotion to Chief Executive Officer, the Compensation Committee:
◦Increased Mr. Gerard’s base salary to $900,000, effective February 26, 2022;
◦Increased his target bonus to 125% of base salary for 2022; and
◦Approved an annual equity award comprised of a mix of time-based stock options (25%), time-based RSUs (25%) and performance-based RSUs (50%) valued at $3.5 million.
•Resignation of Mr. Kemmerly: On September 23, 2022, Mr. Kemmerly resigned as Chief Legal and Government Affairs Officer. His resignation constituted a resignation with good reason under the Amedisys Holding, L.L.C. Amended and Restated Severance Plan for Executive Officers (the “Executive Severance Plan”), entitling Mr. Kemmerly to a cash severance payment of $743,750, equal to the sum of his annual base salary and target bonus for 2022. Further information on Mr. Kemmerly’s severance payments and related agreements, including Mr. Kemmerly's consulting agreement with the Company, are provided in the “Agreements with our Executive Officers” section below in this CD&A.
•Termination of Mr. Gerard: On November 17, 2022, Mr. Gerard was terminated as President and Chief Executive Officer. Pursuant to the Amedisys Holding, L.L.C. Severance Plan for Chief Executive Officer (the “CEO Severance Plan”), Mr. Gerard was entitled to a cash severance payment of $4,050,000, equal to two times the sum of his annual base salary and target bonus for the 2022 fiscal year. Further information on Mr. Gerard’s severance payment and separation agreement are provided in the “Agreements with our Executive Officers” section below in this CD&A.
•Appointment of Mr. Kusserow as Chief Executive Officer During Search for Successor CEO: In connection with Mr. Kusserow’s re-appointment as Chief Executive Officer upon Mr. Gerard’s termination, the Compensation Committee approved the terms of the compensation that was payable to Mr. Kusserow in consideration for his serving as Chief Executive Officer, consisting of:
◦a base salary of $900,000, which reflects no change from his base salary when Mr. Kusserow previously served as the Company’s Chief Executive Officer;
◦no annual bonus; and

◦an equity award, which was granted in January 2023, comprised of 41,313 time-based RSUs, which represents a grant value of approximately $3.5 million, calculated as of November 17, 2022.
In addition, the Compensation Committee approved an extension of the exercise period of the stock options previously granted to Mr. Kusserow in January 2019 to the earlier of (i) the date that is five years following Mr. Kusserow’s termination of employment (as defined in the 2018 Omnibus Incentive Compensation Plan, as amended) and (ii) the original expiration date of the options, which is 10 years from the date of grant. Effective November 17, 2022, Mr. Kusserow was no longer entitled to receive the annual cash retainer previously approved by the Compensation Committee for his service as Chairman of the Board. Mr. Kusserow was not eligible to participate in the CEO Severance Plan.
•Appointment of Mr. Ginn as Acting Chief Operating Officer: Following the termination of Mr. Gerard, on November 21, 2022, our Board of Directors appointed Mr. Ginn as Acting Chief Operating Officer (in addition to his role as Executive Vice President and Chief Financial Officer). In connection with the increased responsibility associated with Mr. Ginn’s appointment as Acting Chief Operating Officer, the Compensation Committee of our Board of Directors approved the terms of the compensation payable to Mr. Ginn, consisting of:
◦a base salary of $675,000, which reflects an increase of $100,000, effective for the duration of time that Mr. Ginn serves in both the Acting Chief Operating Officer and Chief Financial Officer roles; and
◦an equity award granted on November 21, 2022, valued at $2,000,000, comprised of backloaded time-based RSUs that vest one-half on November 21, 2025 and one-half on November 21, 2026, in each case assuming Mr. Ginn remains continuously employed by the Company on each such vesting date.
•Retention Compensation Adjustment for Mr. Muscato: Also on November 21, 2022, the Compensation Committee approved the following compensation for Mr. Muscato in order to retain Mr. Muscato during an important transition time for the Company:
◦an increase in base salary to $400,000;
◦an increase to his target short-term incentive cash bonus (“STI”) opportunity from 62.5% of base salary to 75% of base salary, effective beginning for fiscal year 2023; and
◦an equity award granted on November 21, 2022, valued at $1,000,000, comprised of backloaded time-based RSUs that vest one-half on November 21, 2025 and one-half on November 21, 2026, in each case assuming Mr. Muscato remains continuously employed by the Company on each such vesting date.
•Temporary Amendment to Executive Severance Plan to Provide Additional Severance for Covered Terminations Through 2023: As a result of the executive officer transitions during 2022 and in order to encourage retention of the leadership team, on November 21, 2022, the Compensation Committee approved an amendment to the Executive Severance Plan to increase cash severance benefits upon a termination of a covered executive without Cause or a resignation by a covered executive with Good Reason (each as defined in the Executive Severance Plan) that occurs through the end of calendar year 2023. The temporary increase would provide the covered executives with severance benefits that generally align with our double-trigger change in control level benefits, which, consist of a cash payment of two times the sum of (A) the covered executive’s base salary, as in effect on the date of employment termination, and (B) the greater of (x) an amount equal to the cash bonus earned by the covered executive for the previous fiscal year or (y) an amount equal to the covered executive’s short-term incentive bonus target percentage for the fiscal year of the employment termination times the covered executive’s base salary, as in effect on the date of the employment termination. The enhanced protection will lapse at the end of December 2023.
2023 Compensation Highlights
•In connection with Mr. Ashworth's appointment as our President and Chief Executive Officer, effective on April 10, 2023, the Compensation Committee approved the following compensation terms for Mr. Ashworth:
◦an annual base salary of $1,000,000;
◦participation in the Company’s annual incentive (cash bonus) plan, with a target bonus of 100% of base salary;
◦an annual equity award grant valued at $5 million, comprised of a mix of time-based stock options (25%) that vest ratably over three years, time-based restricted stock units (25%) that vest ratably over three years, and performance-based restricted stock units (50%) that vest based on achievement of an identified performance measure for 2023, subject to modification based on the Company’s relative total stockholder return over a three-year performance period;
◦a one-time equity award grant valued at $2.5 million, comprised of time-based restricted stock units that vest 100% one year from the date of grant;
◦a one-time equity award grant valued at $5 million, comprised of performance-based restricted stock units that vest 100% on the fifth anniversary of the date of grant if the specified performance condition, tied to performance over the first three years after the date of grant, is met (with a payout of 50% to 300% of the number of restricted stock units granted, depending on the level of performance achieved once a threshold level of performance is met); and
◦a one-time cash payment of $250,000 for relocation and other related expenses.
Other than the one-time equity awards granted to Mr. Ashworth in connection with his start date and the Company's payment of Mr. Ashworth's relocation expenses, Mr. Ashworth's compensation will align with our executive officer compensation practices and policies discussed elsewhere in this CD&A.
•Mr. Kusserow will continue to receive his current annual base salary of $900,000 through May 17, 2023 as he transitions the Chief Executive Officer role to Mr. Ashworth. Effective May 18, 2023, Mr. Kusserow will no longer be entitled to receive his base salary and will once again receive compensation for his service as Chairman of the Board, which will consist of the annual retainer for service on the Board of $100,000 and an additional annual retainer payable to the Chairman of the Board in the amount of $100,000, plus a one-time payment of $50,000 for transition services related to Contessa. Mr. Kusserow will not receive the 2023 non-employee director annual equity award valued at $150,000 that is granted to the Company’s non-employee directors on or around the date of the 2023 Annual Meeting, but he will be eligible to receive the non-employee director annual equity award beginning in 2024 (so long as Mr. Kusserow continues to serve as a non-employee director at such time).
•In addition, in the first quarter of 2023, we implemented the following pay practices:
◦added a fourth performance measure to the 2023 short-term incentive compensation (cash bonus) plan, a growth (revenue) measure, weighted at 20%, and reduced the weightings of the remaining performance measures as follows: Adjusted EBITDA (40%); Quality (20%); and People (20%);
◦introduced a three-year relative total stockholder return (TSR) modifier to the annual performance-based RSUs granted to our executive officers, such that the Company’s TSR ranking at the end of the three-year performance period will adjust upward or downward the payout resulting from achievement of the Company’s Adjusted EBITDA performance measure, and the performance-based RSUs will cliff vest after the end of the three-year performance period (subject to a maximum of 200% of the target number of performance-based RSUs); and
◦shortened the vesting period for the annual time-based RSU and stock option grants to ratable vesting over three years to correlate to the three-year TSR performance period and cliff vesting of the performance-based RSU awards.
See “2023 Executive Compensation Decisions” below in this CD&A for additional information on the compensation decisions made in early 2023.

Business Overview
During 2022, we continued to execute on our strategic areas of focus: Clinical Distinction, Employer of Choice, Operational Excellence and Efficiency and Driving Growth. In 2022, we had the great honor of caring for over 465,000 patients, making more than 11.2 million visits across our four lines of business. On April 1, 2022, we expanded our home health footprint by acquiring (i) Evolution Health, LLC, a division of Envision Healthcare, doing business as Guardian Healthcare, Gem City, and Care Connection of Cincinnati (“Evolution”), a provider of home health services in Texas, Oklahoma and Ohio, and (ii) two care centers in North Carolina from AssistedCare Home Health, Inc. and RH Homecare Services, LLC, doing business as AssistedCare Home Health and AssistedCare of the Carolinas, respectively (“AssistedCare”). We also entered into three new high acuity care joint ventures in 2022. Other major accomplishments in 2022 included:

•Maintained the highest Quality of Patient Care star score in the Home Health industry in the Home Health Compare (“HHC”) April 2023 preview of 4.49 stars, with 99% of our care centers at 4+ Stars and 46 care centers rated at 5 stars;
•Our Patient Satisfaction star average for the January 2023 HHC release was 3.57, outperforming the industry average by 1% (April 2023 preview data is not available for this metric);
•Outperformed the industry on all Hospice Item Set (“HIS”) measures again in 2022;
•Every quarter, our employee engagement scores exceeded industry benchmarks, culminating in Amedisys being named to Modern Healthcare's Best Places to Work in Healthcare for the second consecutive year;
•Home Health same store total admissions grew 3%; and
•High Acuity Care admissions grew 69% during the fourth quarter of 2022 compared to the fourth quarter of 2021.

2022 Company Performance Highlights
In addition to the strategic progress and high scores for patient quality outlined above, in 2022:
•Adjusted net service revenue** increased to $2,232.5 in 2022 compared to $2,207.6 million in 2021;
•We achieved between the target and maximum level of performance for the collective quality of patient care performance measure, but payout was reduced to 50% of target due to two “gate” performance requirements not being met, and achieved between the threshold and target level of performance for the collective people performance measure; our adjusted EBITDA performance fell below the threshold level (all performance goals are defined more fully on pages 40-43);
•We delivered $262.1 million in adjusted EBITDA**.

** See Appendix A hereto for the reconciliation of non-GAAP financial measures.
2022 Say on Pay Vote Results
As part of the Compensation Committee’s efforts to ensure that the interests of our Named Executive Officers are aligned with those of our stockholders, the Compensation Committee considers the results of the Company’s prior stockholder advisory votes on executive compensation. Our most recent Say on Pay vote was held in 2022 and yielded an approval by 94.0% of the votes cast. Based on this high level of support, we did not make any additional changes to the overall structure of our compensation program in 2022 as a result of any specific feedback from stockholders.
Our Compensation and Governance Practices & Policies
We believe the following practices and policies promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do		What We Do Not Do
✓	Heavy emphasis on performance-based variable compensation	X	No significant perquisites
✓	Majority of long-term incentive awards are performance-based	X	No “single-trigger” termination payments upon a change in control
✓	Align performance measures with business objectives	X	No hedging of Company stock
✓	Limit the amounts of variable compensation that may be earned (2x cap on annual short-term incentive (cash bonus) and cap of 2x target shares for performance-based RSUs)	X	No guaranteed salary increases
✓	Robust stock ownership guidelines for executive officers and directors (6x base salary for our Chief Executive Officer; 3x base salary for our other executive officers; and 6x annual base retainer for our non-employee directors)	X	No discretionary bonuses
✓	“Double-trigger” termination payments upon a change in control	X	No pledging of Company stock (other than for Mr. Kusserow pursuant to a one-time waiver of this policy granted by the Board in 2018 solely with respect to Mr. Kusserow)
✓	Compensation Committee comprised solely of independent directors	X	No employment agreements
✓	Independent compensation consultant	X	No tax gross-ups on termination payments following a change in control
✓	Regular risk assessments	X	No repricing or backdating stock options without stockholder approval
✓	Conduct annual reviews of share utilization	X	No evergreen provision in equity incentive plan
Overview of our Executive Compensation Program
Our executive compensation program consists of:
•Base salary set with reference to competitive market levels;
•Annual performance-based incentives (cash bonuses) that are in line with competitive practices;
•Long-term incentives that are materially performance-based;
•Severance, as applicable; and
•Retirement, health and welfare benefits consistent with those provided to all employees.
During the first fiscal quarter of each year, the Compensation Committee (i) establishes the performance measures under our current year cash bonus and long-term (equity-based) incentive compensation plans, as applicable, and (ii) determines whether the performance conditions for recently-completed performance periods have been satisfied. The Compensation Committee reviews executive officer compensation throughout the year to determine whether there are going to be any base salary adjustments for, or grants of, long-term incentive equity awards to our executive officers.
Compensation Philosophy and Objectives
Our compensation philosophy, which extends to all employees including our Named Executive Officers, is designed to align employee and stockholder interests. Our objective is to pay fairly based upon the employee’s position, experience and performance. Employees may be rewarded through additional compensation, for example, in the form of a cash bonus or equity, when we meet or exceed targeted business objectives. Certain employees are also eligible to receive incentive compensation based on both individual and/or Company performance.
Our approach to annual compensation for our executive officers aligns with competitive norms while reflecting our pay for performance philosophy and motivating our executives to continued achievement of business objectives and stockholder value creation. Our executive officer compensation approach includes:

•the review of executive salaries annually but only making adjustments periodically, based on performance or change in role and other factors, and not automatically on an annual basis;
•balancing the performance measures for our short-term incentives (cash bonus) across corporate financial and corporate strategic measures that are critical to long-term success in the healthcare industry: quality of care to our patients and the retention and engagement of our people;
•a scaled payout of short-term incentives (cash bonus) at 50%-200% of target depending on actual level of performance achieved compared to threshold, target, and maximum levels of performance objectives;
•at least 50% of long-term incentives are in the form of performance-based equity;
•a scaled payout of performance-based restricted stock units at 50%-200% of target depending on actual level of performance achieved for our annual equity awards; and
•tying 100% of executive incentive payouts to achievement of corporate-level performance objectives within metrics we believe contribute to stockholder value creation.
The objectives of our compensation philosophy are described below:
•Stockholder-aligned. Our Named Executive Officers have most of their incentive compensation aligned with our Company’s overall financial performance through cash bonus programs and equity grants, the value of which is directly tied to change in share value.
•Performance-based. Our Named Executive Officers’ annual incentive compensation is linked to the Company’s overall performance.
•Market-driven. We structure our compensation programs to be competitive in the total compensation that they offer.
•Focused on the individual. We design our incentive compensation programs to attract, motivate and retain our Named Executive Officers.
Compensation Administration
Role of the Compensation Committee. The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of our executive officers. These responsibilities include:
•Review and approval of corporate long-term and short-term incentive goals and objectives relevant to executive compensation;
•Evaluation of the performance of our Chief Executive Officer and review of our Chief Executive Officer’s evaluation of the performance of our other executive officers;
•Evaluation of the competitiveness of the total compensation package for our executive officers;
•Evaluation and approval of executive officer employment, severance and change-in-control agreements, including any amendments thereto, and any title change for any executive officer; and
•Approval of any changes to the total compensation package for our executive officers, including but not limited to changes to benefits, base salary, annual cash incentive and long-term equity incentive award opportunities and retention programs.
Additional information regarding the Compensation Committee’s responsibilities is set forth in its charter, a copy of which appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Governance.” Information from this website is not incorporated by reference into this proxy statement.
Role of Independent Compensation Consultants. The Compensation Committee has the authority to retain experts to assist the Compensation Committee in fulfilling its duties. In 2022, the Compensation Committee retained Pay Governance as its compensation consultant (the “Consultant”). In 2022, the Consultant provided the following consulting services to the Compensation Committee:

•Provided compensation benchmarking information for our Chief Executive Officer position and our executive officer positions that report directly to our Chief Executive Officer.
•Provided analysis and advice regarding the compensation peer group used for providing market pay program, levels, and design information.
•Provided advice and analysis with respect to the compensation paid to:
◦Mr. Gerard in connection with his promotion to Chief Executive Officer in April 2022;
◦Mr. Kemmerly in connection with his separation agreement with the Company in September 2022; and
◦Mr. Kusserow for 2022 and upon his re-appointment as Chief Executive Officer after the termination of Mr. Gerard in November 2022.
•Provided analysis and support in relation to the Compensation Committee’s review and discussion of our compensation philosophy and strategy for delivering short and long-term incentives.
•Reviewed and provided observations on our executive compensation practices in relation to those of our peers and industry comparators.
•Provided advice and analysis regarding the calculations and presentation of the Company’s pay versus performance disclosure.
•Provided advice and analysis regarding the calculation of the Company’s CEO to median employee pay ratio.
•Provided compensation benchmarking information for our non-executive directors.
•Provided updates regarding compensation-related issues, trends and regulatory changes.
Because the Consultant did not and does not provide any non-compensation related services to our Company and based on a review of the Consultant’s engagement in relation to the SEC’s guidance on factors to assess in relation to consultant independence, we believe that the Consultant is and was independent of management and provides and provided the Compensation Committee with objective advice. The Compensation Committee retained the Consultant directly, although in carrying out assignments, the Consultant also interacted in certain capacities with our management-level employees. All such assignments are approved by the Chair of the Compensation Committee.
For additional information, please refer to the discussion beginning on page 19 under the heading “Compensation Consultant Independence and Conflicts of Interest Assessment.”
Role of the Chief Executive Officer and Chairman of the Board. In the course of deliberating certain 2022 compensation decisions for our Named Executive Officers, the Compensation Committee took into account the recommendations of Mr. Kusserow and Mr. Gerard, as applicable, each of whom served as Chief Executive Officer during a portion of 2022, regarding the compensation of our other executive officers, based upon their respective assessment of each executive officer’s individual role, retention considerations and market factors. The Compensation Committee reviewed these recommendations before making its decision. While the Compensation Committee requested our Chief Executive Officer to be present at certain Committee meetings when executive compensation was discussed, neither Mr. Kusserow nor Mr. Gerard played any role in the Compensation Committee’s deliberation of matters impacting his own compensation, and only Compensation Committee members are permitted to vote on matters related to executive officer compensation.
Review of Peer Group, Industry and Survey Data
The peer group used for benchmarking executive officer compensation and non-employee director compensation and compensation design for the first half of 2022 consisted of the following companies:

• Acadia Healthcare Company, Inc.	• ModivCare Inc.
• AMN Healthcare Services, Inc.	• National HealthCare Corporation
• Brookdale Senior Living Inc.	• Option Care Health, Inc.
• Chemed Corporation	• Pediatrix Medical Group, Inc.
• DaVita Inc.	• Quest Diagnostics Incorporated

• Encompass Health Corporation	• Select Medical Holdings Corporation
• Healthcare Services Group, Inc.	• The Ensign Group, Inc.
• LHC Group, Inc.
In July 2022, the Compensation Committee reviewed the composition of the peer group with the Consultant and approved the following peer group for benchmarking executive officer compensation and non-employee director compensation and compensation design for the remainder of 2022:

• Acadia Healthcare Company, Inc.	• LHC Group, Inc.
• agilon health, inc.	• ModivCare Inc.
• AMN Healthcare Services, Inc.	• National HealthCare Corporation
• Brookdale Senior Living Inc.	• Oak Street Health, Inc.
• Cano Health, Inc.	• Option Care Health, Inc.
• Chemed Corporation	• Pediatrix Medical Group, Inc.
• DaVita Inc.	• Select Medical Holdings Corporation
• Encompass Health Corporation	• The Ensign Group, Inc.
• Enhabit, Inc.

The Consultant has used the following guidelines in recommending a peer group to the Compensation Committee: (a) primarily included healthcare services and healthcare facilities, (b) similarly-sized based on revenue and market capitalization, and (c) comparable business operations, primarily focusing on home health, hospice and personal care, but also dialysis, ambulatory services, rehabilitation facilities, diagnostic laboratories and healthcare staffing companies.
Evaluating the Overall Competitiveness and Reasonableness of our 2022 Incentive Compensation Program. Based on its review of the information described above, the Compensation Committee determined that the components of our 2022 Named Executive Officer compensation program were reasonable.
While the Compensation Committee generally considers available peer group, industry and survey data to be helpful in understanding how our compensation levels compare to other companies, peer group, industry and survey data are only one factor that the Compensation Committee may consider in making its decisions regarding executive compensation. For example, the Compensation Committee also considers the alignment of our then-current compensation practices with our compensation philosophy, program structure, retention and succession goals and other factors (such as the integration of large acquisitions) before making compensation decisions.
Level of Compensation. In determining how each executive officer’s total compensation package is allocated among these components, the Compensation Committee emphasizes the components that reward the accomplishment of business objectives and create stockholder value. Concurrently, the Compensation Committee believes it is appropriate to provide our executive officers with a reasonable level of guaranteed compensation through base salary and benefits, together with significant opportunity for additional compensation through annual and long-term incentives that align executive rewards with stockholder returns. Generally, if targeted performance levels are not achieved, our executive officers’ total actual compensation is likely to be at or below the median of comparable positions at similarly-sized public companies in our industry. Alternatively, if the targeted performance levels are exceeded, our executive officers’ total actual compensation is likely to be above the median of comparable positions at similarly-sized public companies in our industry.
Mix of Pay. Our Named Executive Officers have a significant percentage of their total compensation in the form of long-term incentives. The Compensation Committee believes this is appropriate because of the direct influence that these officers have on our long-term financial performance. Generally, the majority of the total targeted annual compensation for our Named Executive Officers, is “at risk,” i.e., variable based on Company performance, to assure alignment with stockholder interests.

Details of our 2022 Executive Compensation Program
Base Salaries
We target our executive officers’ base salaries to be competitive when compared to the salary levels of persons holding similar positions at similarly-sized public companies in the healthcare services and facilities sectors. The Compensation Committee also considers each executive officer’s respective responsibilities, experience, expertise and individual performance when setting base salaries.
Base salaries for our Named Executive Officers in 2021 and 2022 were as follows:

Named Executive Officer	2021 Salary	2022 Salary		% Change
Paul B. Kusserow	$900,000	$900,000	(1)	—%
Scott G. Ginn	$575,000	$675,000	(2)	17%
Nick Muscato	$325,000	$400,000	(3)	23%
Michael P. North	$400,000	$400,000		—%
Denise Bohnert	$325,000	$375,000		15%
Christopher T. Gerard	$650,000	$900,000	(4)	38%
David L. Kemmerly	$425,000	$425,000		—%
(1)Represents Mr. Kusserow’s annualized base salary for the portion of 2022 in which Mr. Kusserow served as Chief Executive Officer. Mr. Kusserow did not receive a salary during his term as solely Chairman of our Board of Directors, and instead received a cash retainer for such service. See “Director Compensation” for additional information.
(2)Effective November 21, 2022 in connection with Mr. Ginn’s promotion to Acting Chief Operating Officer, while serving in both the Acting Chief Operating Officer and Chief Financial Officer roles.
(3)Effective November 21, 2022.
(4)Effective February 26, 2022 in connection with Mr. Gerard’s appointment as Chief Executive Officer.
2022 Annual Performance-Based Incentive Compensation (Cash Bonuses)
As part of our executive compensation program, the Compensation Committee establishes annual incentive compensation performance measures for our executive officers, which performance measures are premised on our Company’s achievement of pre-determined financial or operational goals. Mr. Kusserow did not participate in the 2022 short-term incentive (cash bonus) program.
2022 target incentive opportunities were set based on our Company’s historical practices and the Compensation Committee’s desire to provide a meaningful award for achieving outstanding performance. For 2022, the annual short-term incentive (cash bonus) compensation thresholds, targets and stretch/maximums were as follows (the Committee uses linearly interpolation to determine payouts in between performance levels listed below):

Performance Measure	Metric Weighting	Threshold	Target		Stretch/Maximum	Actual Performance	% of Target Achievement	Weighted Payout (% of Target Achievement Metric Weighting)
Adjusted EBITDA**	70%	$ 275 Million	$285 Million		$305 Million	$263.8 Million	0%	0%

Quality of Patient Care(1)(2)
- Metrics:
Risk-Adjusted All Cause ACH (3)	7.5%	24.9%	24.3%	—%	23.8%	23.95%	0% (4)	0%
HVLDL	7.5%	74.2%	77.0%		80.0%	80.0%	100% (5)	7.5%
Total Quality	15%						50%	7.5%

People (2)(6)
- Metrics:
HH LPN Utilization	3.75%	49.0%	50.0%		51.0%	48.3%	0%	0%
HH Contractor Utilization	3.75%	4.1%	3.8%		3.5%	4.0%	62.5%	2.34%
Hospice Cost Per Day	7.5%	$55.67	$54.02		$52.37	$56.39	0%	0%
Total People	15%						15.63%	2.34%

Potential Payout (% of Target)		50%-99.9%	100%		Up to 200%
Overall	100%							9.84%
**Adjusted EBITDA is defined as adjusted earnings before net interest expense, provision for income taxes, depreciation and amortization excluding certain items. See Appendix A hereto for the reconciliation of non-GAAP financial measures. The impact of our acquisitions of Evolution and AssistedCare on April 1, 2022 were excluded in the calculation of adjusted EBITDA for purposes of the adjusted EBITDA performance measure used for the 2022 long-term incentive (equity) and short-term incentive (cash bonus) performance targets, as the Compensation Committee did not contemplate the Evolution and AssistedCare acquisitions at the time it set the 2022 adjusted EBITDA performance targets (resulting in adjusted EBITDA of $263.8 million). The impact of the Evolution and AssistedCare acquisitions is included in the calculation of adjusted EBITDA used for financial reporting purposes (resulting in an adjusted EBITDA of $262.1 million).
(1)For 2022, the Named Executive Officers (other than Mr. Kusserow) were eligible to earn the quality of patient care performance measure based on achievement of threshold, target and stretch/maximum performance goals based on (i) a risk-adjusted all cause acute care hospitalization (“ACH”) rate metric and (ii) a hospice visits in the last days of life (“HVLDL”) metric, as follows:

Quality of Patient Care Performance Measure Improvement Metrics	Threshold	Target	Stretch/Maximum
Risk-adjusted all cause ACH (subject to Q4 performance "gate")	24.9%	24.3%	23.8%
HVLDL	74.2%	77.0%	80.0%
If the Company’s risk-adjusted all cause ACH rate, calculated as the percentage of all eligible home health episodes of care that ended in hospitalization out of all completed home health episodes of care within each given 12-month period, was equal to or less than 24.9%, the risk-adjusted all cause ACH portion of the quality of patient care measure would be met, subject to a performance “gate” of a risk-adjusted all cause ACH rate of less than 23% for the fourth quarter of 2022 for the risk-adjusted all cause ACH rate portion of the quality of patient care measure to pay out at all, regardless to the level of performance with respect to full-year results, with payout based on a sliding scale (applying linear interpolation for performance between payout levels) as follows; provided that Adjusted EBITDA be met at the target performance level or higher for a payout above the target level:

•50% of the measure would be earned if the ACH rate were 24.9% or lower but more than 24.3%;
•100% of the measure would be earned if the ACH rate were 24.3% or lower but more than 23.8%;
•up to 200% of the measure would be earned if the ACH rate were 23.8% or lower.
If the Company’s HVLDL measure, calculated as the percentage of hospice patients who have received in-person visits from a registered nurse or a medical social worker on at least two of the final three days of life and excludes lengths of stays of two days or less, was greater than or equal to 74.2%, the HVLDL portion of the quality of patient care measure would be met, with payout based on a sliding scale (applying linear interpolation for performance between payout levels) as follows; provided that Adjusted EBITDA be met at the target performance level or higher for a payout above the target level:
•50% of the measure would be earned if the HVLDL performance were 74.2% or greater but less than 77.0%;
•100% of the measure would be earned if the HVLDL performance were 77.0% or greater but less than 80.0%;
•up to 200% of the measure would be earned if the HVLDL performance were 80.0% or higher.
The risk-adjusted all cause ACH rate and the HVLDL measure had a distribution weighting of 7.5% each, for a total 15% distribution weighting for the collective quality of patient care performance measure.
(2)Each of the quality of patient care and people performance measures were subject to a performance “gate” requirement that Adjusted EBITDA be met at the target performance level or higher for any of the quality of patient care and people performance measures to pay out above the target level.
(3)The risk-adjusted all cause ACH rate performance measure was subject to a performance “gate” requirement of fourth quarter 2022 performance of less than 23%, as discussed in footnote (1) above.
(4)While actual performance was between the target and stretch/maximum performance levels, the gate of fourth quarter performance of less than 23% was not met due to fourth quarter actual performance of 23.7%, resulting in a 0% payout for the risk-adjusted all cause ACH portion of the quality measure.
(5)While actual performance was achieved at the stretch/maximum performance level, the Adjusted EBITDA gate applicable to the quality of patient care and people performance measures was not satisfied, resulting in the HVLDL payout being adjusted down to target level.
(6)The people performance measure, which comprised 15% of the cash bonus incentive opportunity for 2022, was a corporate level performance measure based on achievement of threshold, target and stretch/maximum performance goals based on (i) a home health licensed practical nurse (“LPN”) utilization rate metric, weighted at 3.75% of the people performance measure, (ii) a home health contractor utilization rate metric, weighted at 3.75% of the people performance measure, and (iii) a hospice cost per day metric, weighted at 7.5% of the people performance measure, as follows:

People Performance Measure Improvement Metrics	Threshold	Target	Stretch/Maximum
Home health LPN utilization	49.0%	50.0%	51.0%
Home health contractor utilization	4.1%	3.8%	3.5%
Hospice cost per day	$55.67	$54.02	$52.37
If the Company’s home health LPN utilization rate were equal to or greater than 49.0%, the home health LPN utilization rate portion of the people performance measure would be met, with payout based on a sliding scale (applying linear interpolation for performance between payout levels) as follows; provided that Adjusted EBITDA be met at the target performance level or higher for a payout above the target level:
•50% of the measure would be earned if the home health LPN utilization rate were 49.0% or higher but lower than 50.0%;
•100% of the measure would be earned if the home health LPN utilization rate were 50.0% or higher but lower than 51.0%;
•up to 200% of the measure would be earned if the home health LPN utilization rate were 51.0% or higher.

If the Company’s home health contractor utilization rate were 4.1% or lower, the home health contractor utilization rate portion of the people performance measure would be met, with payout based on a sliding scale (applying linear interpolation for performance between payout levels) as follows; provided that Adjusted EBITDA be met at the target performance level or higher for a payout above the target level:
•50% of the measure would be earned if the participation rate were 4.1% or lower but more than 3.8%;
•100% of the measure would be earned if the participation rate were 3.8% or lower but more than 3.5%;
•up to 200% of the measure would be earned if the participation rate were 3.5% or lower.
If the Company’s hospice cost per day were $55.67 or lower, the hospice cost per day portion of the people performance measure would be met, with payout based on a sliding scale (applying linear interpolation for performance between payout levels) as follows; provided that Adjusted EBITDA be met at the target performance level or higher for a payout above the target level:
•50% of the measure would be earned if the hospice cost per day were $55.67 or lower but more than $54.02;
•100% of the measure would be earned if the hospice cost per day were $54.02 or lower but more than $52.37;
•up to 200% of the measure would be earned if the hospice cost per day were $52.37 or lower.
The home health LPN utilization rate had a distribution weighting of 3.75%, the home health contractor utilization rate had a distribution weighting of 3.75%, and the hospice cost per day had a distribution weighting of 7.5%, for a total 15% distribution weighting for the collective people performance measure.
In establishing the performance levels, the Compensation Committee considered the target level of performance reasonable and achievable, but not without management’s significant effort, and established a stretch/maximum performance goal so that the Named Executive Officers had greater incentive and greater reward if even higher levels of performance were achieved on each of the adjusted EBITDA, quality of patient care and people performance measures. The Compensation Committee also set a threshold level of performance for each performance measure, such that no bonus would be earned for performance below that level. The Compensation Committee felt it was appropriate to set adjusted EBITDA as 70% of the performance measure because it believes that adjusted EBITDA growth encourages our executive officers to focus on improving earnings and profitable growth. It also believes that this measure is aligned with our overall objective of creating long-term value for our stockholders. The Compensation Committee also believed it was in the best interest of the Company’s stockholders to balance the financial performance measure with reward for the quality of patient care and people performance measures.
The Compensation Committee retains the discretion to reduce (but not increase) any Named Executive Officer’s incentive earned based on individual performance. The Compensation Committee did not exercise this discretion in 2022.
Taking the achievement of each of the performance measures at the levels indicated in the above table into account, the Compensation Committee certified the Company’s level of achievement of the performance goals on February 1, 2023. The amount of cash bonuses earned by and paid to the Named Executive Officers for 2022 are as follows:

Named Executive Officer	Base Salary	Target Bonus (% of Base Salary)	Bonus Earned ($) (9.84% of Target)
Scott G. Ginn	$675,000	100%	$66,420
Nick Muscato	$400,000	62.5%	$24,600
Michael P. North	$400,000	75%	$29,520
Denise Bohnert	$375,000	75%	$27,675
2022 Long-Term Incentives (Equity-Based Compensation)
Long-term incentives, in the form of equity-based compensation, are used to balance the short-term focus of our annual cash incentive compensation program with performance incentives that generally vest over four years. The Compensation Committee believes that providing long-term incentive opportunities supports our compensation philosophy by aligning the interests of our Named Executive Officers, and other long-term incentive compensation plan participants, with those of our stockholders. Currently, all equity-based compensation is granted in accordance with the terms of our 2018 Omnibus Incentive

Compensation Plan.
We believe that grants of equity-based compensation:
•Motivate participants to focus on the creation of stockholder value in both the short- and long-term;
•Reinforce the link between the creation of stockholder value and compensation;
•Enable us to provide competitive levels of total compensation; and
•Aid in the retention of our Named Executive Officers and other long-term incentive plan participants.
It has been our Company’s historical practice to tie a portion of the vesting requirements associated with equity grants to identified performance targets set during the first quarter of the fiscal year.
Pay for Performance—Annual Equity Awards to our Named Executive Officers (Other Than Our Former Chief Executive Officer). In 2022, the Named Executive Officers other than Mr. Kusserow (who received an equity award in January 2022 as part of his 2022 compensation package) were awarded equity grants comprised of the following:

Equity Mix	% of Grant Value
Performance-Based RSUs	50%
Time-Based RSUs	25%
Time-Based Stock Options	25%
The performance-based restricted stock units were subject to achievement of the stated performance goal for 2022 and satisfaction of additional time-based vesting conditions. The Compensation Committee believes this strategy will incentivize the Named Executive Officers to increase stockholder value over the performance period of the restricted stock units and life of the stock options by:
•Increasing Stockholder Return—the Named Executive Officers’ options were granted with fair market value exercise prices. Therefore, they will not realize any value from their stock options unless the market value of our common stock appreciates.
•Achieving Specified Financial and Operational Goals—50% of the equity awards granted to the Named Executive Officers in 2022 (based on the value of such awards) relate to performance-based compensation in the form of performance-based restricted stock units.
The 2022 annual equity awards were as follows:

Named Executive Officer	Date of Grant	Value of Award ($)	Performance-Based RSUs (# at Target Performance) (50% of Award)	Time-Based RSUs (#) (25% of Award)	Time-Based Stock Options (#) (25% of Award)(1)
Scott G. Ginn	2/17/2022	$1,500,000	5,236	2,618	6,119
Nick Muscato	2/17/2022	$500,000	1,746	873	2,040
Michael P. North	2/17/2022	$750,000	2,618	1,309	3,060
Denise Bohnert	2/17/2022	$500,000	1,746	873	2,040
Christopher T. Gerard(2)	2/17/2022	$3,500,000	12,217	6,109	14,277
David L. Kemmerly(3)	2/17/2022	$750,000	2,618	1,309	3,060
(1)The exercise price of the stock options is $143.25.
(2)As of November 17, 2022, the date of Mr. Gerard’s termination, Mr. Gerard forfeited all outstanding unvested equity awards previously granted to him as of his termination date.

(3)The Kemmerly Separation Agreement provided for the continued vesting of certain RSUs previously awarded to Mr. Kemmerly that were scheduled to vest in February 2023, including the tranche of time-based RSUs granted to Mr. Kemmerly in 2022 that were scheduled to vest on February 20, 2023 (consisting of 327 RSUs). All other outstanding unvested equity awards previously granted to Mr. Kemmerly were forfeited as of September 23, 2022, the date of termination of Mr. Kemmerly’s employment with the Company. See “Agreements with our Executive Officers” for additional information.
The time-based RSUs and stock options vest one-fourth each year over four years beginning on February 20, 2023, assuming that the Named Executive Officer remains employed by the Company on the applicable vesting date. The performance-based RSUs vest based on achievement of the identified performance target for fiscal year 2022 and additional time-based vesting in equal one-fourth installments over four years.
Performance Measure Established for 2022 Annual Grants. The performance-based RSUs granted in 2022 vest based on our 2022 performance in adjusted EBITDA against a pre-established goal. For the 2022 annual grants to our Named Executive Officers other than Mr. Kusserow, the Compensation Committee set the performance target at adjusted EBITDA of $275 million (threshold), $285 million (target) and $305 million (stretch/maximum), with incremental payouts between threshold and target and between target and stretch/maximum calculated on a dollar for dollar basis (i.e. every $1 change in adjusted EBITDA will yield an additional payout, once threshold has been met). If threshold was not achieved, the grant would not vest. The Company communicated the adjusted EBITDA performance target to the executive officers in February 2022.
The impact of our acquisitions of Evolution and AssistedCare on April 1, 2022 were excluded in the calculation of adjusted EBITDA for purposes of the adjusted EBITDA performance measure used for the 2022 long-term incentive (equity) and short-term incentive (cash bonus) performance targets, as the Compensation Committee did not contemplate such acquisitions at the time it set the 2022 adjusted EBITDA performance targets (resulting in adjusted EBITDA of $263.8 million). The impact of the Evolution and AssistedCare acquisitions is included in the calculation of adjusted EBITDA used for financial reporting purposes (resulting in an adjusted EBITDA of $262.1 million).
Actual performance of $263.8 million was below the threshold level of performance. Accordingly, the Named Executive Officers (other than Mr. Kusserow) received no shares of common stock with respect to their 2022 annual grant of performance-based RSUs, as reflected in the following table:

Named Executive Officer	Shares Granted (at Target Performance)	Shares Earned from 2022 Award
Scott G. Ginn	5,236	—
Nick Muscato	1,746	—
Michael P. North	2,618	—
Denise Bohnert	1,746	—
Christopher T. Gerard (1)	12,217	—
David L. Kemmerly(1)	2,618	—

(1)The performance-based awards granted to Messrs. Gerard and Kemmerly in 2022 were forfeited as of their respective termination dates.
In setting the performance target for the long-term incentive equity awards to our Named Executive Officers at adjusted EBITDA of $285 million (target), the Compensation Committee considered that adjusted EBITDA is also one of the performance measures for the annual incentive compensation (cash bonus) opportunity, but the Compensation Committee believed that it was an appropriate measure for both components of compensation because it is one of three separate measures for the annual incentive compensation (cash bonus) opportunity and because the Compensation Committee believes that adjusted EBITDA growth encourages our executive officers to focus on improving earnings and profitable growth and that this measure is aligned with our overall objective of creating long-term value for our stockholders.
Equity Award to Mr. Kusserow for 2022 Compensation Package. In January 2022, our Compensation Committee granted a one-time special equity award to Mr. Kusserow, comprised of a mix of time-based RSUs (75%) and performance-based RSUs (25%) valued at $3.5 million, in recognition of Mr. Kusserow’s service to the Company and to incentivize his continued service to the Company during the transition of the Chief Executive Officer role.

Named Executive Officer	Date of Grant	Value ($)	Performance-Based RSUs (#)	Time-Based RSUs (#)
Paul B. Kusserow	1/6/2022	$3,500,000	5,777	17,330
The time-based RSUs vested on January 6, 2023. The performance-based RSUs were to vest based on a performance measure for 2022 tied to the transition of the Chief Executive Officer role, as determined by the Compensation Committee in its sole discretion. On February 1, 2023, the Compensation Committee certified achievement of performance measure, and Mr. Kusserow received 5,777 shares of common stock with respect to his 2022 performance-based RSUs.
Retention Awards to Certain of our Named Executive Officers. In November 2022, our Compensation Committee approved succession and transition retention awards for Messrs. Ginn and Muscato to encourage the retention of their services following the termination of Mr. Gerard. The succession awards were in the form of backloaded time-based RSUs that vest one-half on November 21, 2025 and one-half on November 21, 2026, assuming that the Named Executive Officer remains employed by the Company on the applicable vesting date. The value and amount of the succession and transition retention awards are as follows:

Named Executive Officer	Date of Grant	Value ($)	Time-Based RSUs (#)
Scott G. Ginn	11/21/2022	$2,000,000	23,109
Nick Muscato	11/21/2022	$1,000,000	11,555

Other Practices, Policies and Guidelines
Benefits
Our executive officers also participate in the retirement, health and welfare benefit programs generally available to our other employees, including paid vacation and paid Company holidays. In a few limited circumstances, the Company provides other benefits to our executive officers, as detailed in the tables following this CD&A, but we limit special benefits and perquisites for use only as necessary to attract and retain executive talent.
Certain of our executive officers participate in our Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP, eligible employees may elect to contribute on an after-tax basis between 1% and 15% of their annual pay through regular payroll deductions to purchase our common stock; provided, however, that an employee may not contribute more than $25,000 to the plan on an annual basis pursuant to Internal Revenue Service restrictions. Shares are purchased at a 15% discount of the market value of our common stock at the close of business on the last day of each fiscal quarter.
Amended and Restated Severance Plan for Executive Officers
The stated purpose of the Executive Severance Plan is to provide a fair framework in the event of a termination of employment in certain circumstances of the Company’s executive officers. As of December 31, 2022, to be eligible for benefits under the Executive Severance Plan, an executive (each, a “Covered Executive”) must (1) be employed by the Company (through the Company’s common payroll agent, Amedisys Holding, L.L.C.) in the position of an executive officer as appointed by the Board of Directors or have been designated in writing by the Board of Directors or the Compensation Committee, as appropriate, as being covered by the Executive Severance Plan; and (2) have executed and delivered to the Company (and not have revoked or attempted to revoke) the Company’s Executive Protective Covenants Agreement (“EPCA” or other similarly named agreement). Our Chief Executive Officer is entitled to receive severance benefits for certain qualifying terminations pursuant to the separate Amedisys Holding, L.L.C. Amended and Restated Severance Plan for Chief Executive Officer. See “CEO Severance Plan” below.
If any Covered Executive is terminated by the Company without “Cause” or resigns with “Good Reason” in each case prior to a “Change in Control,” each as defined in the Executive Severance Plan, such Covered Executive shall be entitled to an amount equal to one (1) times the sum of (A) the Covered Executive’s base salary, as in effect on the date of employment termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction) and (B) the greater of (x) an amount equal to the cash bonus earned by the Covered Executive for the previous fiscal year or (y) an amount equal to the Covered Executive’s short-term incentive bonus target percentage for the fiscal year in which the termination occurs, multiplied by the Covered Executive’s base salary as in effect on the date of employment termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), which amount shall be payable in substantially equal monthly installments in accordance with the Company’s normal payroll practices for a period of 12 months. Further, any unvested equity awards issued in the name of the Covered Executive as of the date of employment termination will vest in accordance with the terms contained in the applicable award agreement for such awards.
If any Covered Executive is terminated by the Company without “Cause” or resigns with “Good Reason” in each case within two years following a “Change in Control,” such Covered Executive shall be entitled to an amount equal to two (2) times the sum of (A) the Covered Executive’s base salary, as in effect on the date of employment termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction) and (B) the greater of (x) an amount equal to the cash bonus earned by the Covered Executive for the previous fiscal year or (y) an amount equal to the Covered Executive’s short-term incentive bonus target percentage for the fiscal year in which the termination occurs, multiplied by the Covered Executive’s base salary, as in effect on the date of employment termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), which amount shall be payable in a lump sum. Further, any unvested equity awards issued in the name of the Covered Executive as of the date of employment termination will vest in accordance with the provisions of the 2018 Omnibus Incentive Compensation Plan or any successor thereto.
Temporary Enhancement of Termination Payments Under Executive Severance Plan
As a result of the executive officer transitions during 2022 and in order to encourage retention of the leadership team, on November 21, 2022, the Compensation Committee approved an amendment to the Executive Severance Plan to provide change in control level cash severance benefits upon a termination of a covered executive without Cause or a resignation by a covered executive with Good Reason (each as defined in the Executive Severance Plan) that occurs through the end of calendar year 2023, consisting of a cash payment of two times the sum of (A) the covered executive’s base salary, as in effect on the date of employment termination, and (B) the greater of (x) an amount equal to the cash bonus earned by the covered executive for the previous fiscal year or (y) an amount equal to the covered executive’s short-term incentive bonus target percentage for the fiscal year of the employment termination times the covered executive’s base salary, as in effect on the date of the employment termination.
CEO Severance Plan
On January 6, 2022, the Compensation Committee approved and adopted the CEO Severance Plan, which provides certain severance protections in the event of a qualifying termination of employment of the Chief Executive Officer. The CEO Severance Plan was applicable to Mr. Kusserow until his retirement on April 15, 2022 and was applicable to Mr. Gerard during his term as Chief Executive Officer. Mr. Kusserow did not participate in the CEO Severance Plan upon his return to the Chief Executive Officer role following Mr. Gerard’s termination in November 2022.
Under the terms of the CEO Severance Plan, if the Chief Executive Officer is terminated by the Company without “Cause” or resigns with “Good Reason” in each case prior to a “Change in Control,” each as defined in the CEO Severance Plan, such Chief Executive Officer will be entitled to an amount equal to two (2) times the sum of (A) the Chief Executive Officer’s base salary, as in effect on the date of employment termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to the cash bonus earned by the Chief Executive Officer for the previous fiscal year or (y) an amount equal to the Chief Executive Officer’s short-term incentive bonus target percentage for the fiscal year in which the termination occurs, multiplied by the Chief Executive Officer’s base salary as in effect on the date of employment termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), payable in substantially equal monthly installments for a period of 12 months. Further, any unvested equity awards issued in the name of the Chief Executive Officer as of the date of employment termination will vest in accordance with the terms contained in the applicable award agreement for such awards.
If the Chief Executive Officer is terminated by the Company without “Cause” or resigns with “Good Reason” in each case within two years following a “Change in Control,” such Chief Executive Officer will be entitled to an amount equal to three (3) times the sum of (A) the Chief Executive Officer’s base salary, as in effect on the date of employment termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to the cash bonus earned by the Chief Executive Officer for the previous fiscal year or (y) an amount equal to the Chief Executive Officer’s short-term incentive bonus target percentage for the fiscal year in which the termination occurs, multiplied by the Chief Executive Officer’s base salary as in effect on the date of employment termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), payable in a lump sum. Further, any unvested equity awards issued in the name of the Chief Executive Officer as of the date of employment termination will vest in accordance with the provisions of the

2018 Omnibus Incentive Compensation Plan, as amended from time to time, or any successor thereto.
Stock Ownership
Included in the Corporate Governance Guidelines adopted by our Board of Directors are stock ownership requirements applicable to our Chief Executive Officer and our other executive officers. In an effort to more closely align our Chief Executive Officer’s interests with those of our stockholders, the Chief Executive Officer must own Company shares with a fair market value equal to at least six times his base salary.
In addition, each other executive officer of the Company must own Company shares with a fair market value equal to at least three times his or her base salary. Each executive officer is required to retain at least half of the net after-tax shares received upon vesting or exercise of his or her equity awards until the holding requirement is met.
Once the Chief Executive Officer or other executive officer accumulates shares with a value equal to the required multiple of base salary, he or she must retain the minimum number of shares originally accumulated to meet the threshold requirement on a going-forward basis. If the Company’s stock price subsequently declines after the stock ownership requirements are met, he or she will not be required to acquire additional shares.
Tax and Accounting Implications of Compensation
The Compensation Committee has considered the accounting and tax impact of various elements of compensation provided to our executive officers to balance the potential cost to us with the benefit and value of the compensation to the executive officers, but those considerations have generally not been a material factor in determining amounts of compensation for our executive officers.

Agreements with our Executive Officers
We currently do not have any employment agreements in place with any of our executive officers.
Separation Agreement and Consulting Agreement with Mr. Kemmerly
On September 23, 2022, Mr. Kemmerly resigned as Chief Legal and Government Affairs Officer. His resignation constituted a resignation with good reason under the Executive Severance Plan, entitling Mr. Kemmerly to a cash severance payment of $743,750, equal to his annual base salary plus target bonus for 2022 (the “Kemmerly Severance Payment”). In connection with Mr. Kemmerly’s resignation, the Compensation Committee approved a mutual separation agreement and general release (the “Kemmerly Separation Agreement”) between the Company and Mr. Kemmerly, pursuant to which Mr. Kemmerly is entitled to:
•the Kemmerly Severance Payment;
•the continued vesting of a total of 3,200 RSUs previously awarded to Mr. Kemmerly that were scheduled to vest in February 2023 (based solely on continued service); and
•the Company’s payment of Mr. Kemmerly’s COBRA premiums for six months.
The Company and Mr. Kemmerly also entered into a consulting services agreement, dated September 23, 2022, pursuant to which Mr. Kemmerly is serving in a consulting role through September 23, 2024. Under the consulting agreement, the Company will pay Mr. Kemmerly $30,000 per month during the two-year consulting term (the “Base Consulting Fee”) and an additional $20,000 per month during the consulting term so long as Mr. Kemmerly’s consulting services are provided exclusively to the Company during the consulting term (the “Additional Consulting Fee”), in each case subject to Mr. Kemmerly’s performance of the terms of the consulting agreement and the Kemmerly Separation Agreement. All payments made to Mr. Kemmerly under the Kemmerly Separation Agreement and consulting agreement, other than the Kemmerly Severance Payment, are subject to forfeiture and clawback if Mr. Kemmerly breaches certain obligations, including the confidentiality/non-disclosure, non-disparagement, non-solicitation and non-competition provisions set forth in the Kemmerly Separation Agreement. Payment of the Kemmerly Severance Payment is required to be delayed for six months following his termination of service as a consultant under the consulting agreement to comply with Internal Revenue Code Section 409A.

Separation Agreement with Mr. Gerard
On November 17, 2022, Mr. Gerard was terminated without cause as President and Chief Executive Officer. On January 9, 2023, the Company and Mr. Gerard entered into a Separation Agreement and General Release (the “Gerard Separation Agreement”). Pursuant to the Gerard Separation Agreement and in accordance with the terms of the CEO Severance Plan, Mr. Gerard is entitled to a cash payment of $4,050,000, equal to two times his annual base salary plus target bonus for the 2022 fiscal year (the “Gerard Severance Payment”). The Gerard Severance Payment is subject to forfeiture and clawback if Mr. Gerard breaches any of the provisions of the Gerard Separation Agreement. Payment of the Gerard Severance Payment is required to be delayed for six months following his termination date to comply with Internal Revenue Code Section 409A.
2023 Executive Compensation Decisions
Mr. Ashworth's Compensation Package
In connection with Mr. Ashworth's appointment as our President and Chief Executive Officer, effective on April 10, 2023, the Compensation Committee approved the following compensation terms for Mr. Ashworth:
•an annual base salary of $1,000,000;
•participation in the Company’s annual incentive (cash bonus) plan, with a target bonus of 100% of base salary;
•an annual equity award grant valued at $5 million, comprised of a mix of time-based stock options (25%) that vest ratably over three years, time-based restricted stock units (25%) that vest ratably over three years, and performance-based restricted stock units (50%) that vest based on achievement of an identified performance measure for 2023, subject to modification based on the Company’s relative total stockholder return over a three-year performance period;
•a one-time equity award grant valued at $2.5 million, comprised of time-based restricted stock units that vest 100% one year from the date of grant;
•a one-time equity award grant valued at $5 million, comprised of performance-based restricted stock units that vest 100% on the fifth anniversary of the date of grant if the specified performance condition, tied to performance over the first three years after the date of grant, is met (with a payout of 50% to 300% of the number of restricted stock units granted, depending on the level of performance achieved once a threshold level of performance is met); and
•a one-time cash payment of $250,000 for relocation and other related expenses.
Mr. Ashworth will participate in the CEO Severance Plan.
Mr. Kusserow's 2023 Compensation Terms
Mr. Kusserow will continue to receive his current annual base salary of $900,000 through May 17, 2023 as he transitions the Chief Executive Officer role to Mr. Ashworth. Effective May 18, 2023, Mr. Kusserow will no longer be entitled to receive his base salary and will once again receive compensation for his service as Chairman of the Board, which will consist of the annual retainer for service on the Board of $100,000 and an additional annual retainer payable to the Chairman of the Board in the amount of $100,000, plus a one-time payment of $50,000 for transition services related to Contessa. Mr. Kusserow will not receive the 2023 non-employee director annual equity award valued at $150,000 that is granted to the Company’s non-employee directors on or around the date of the 2023 Annual Meeting (as described under “Director Compensation” below), but he will be eligible to receive the non-employee director annual equity award beginning in 2024 (so long as Mr. Kusserow continues to serve as a non-employee director at such time).
Other 2023 Executive Officer Compensation Decisions
In the first quarter of 2023, we implemented the following pay practices:
•added a fourth performance measure to the 2023 short-term incentive compensation (cash bonus) plan, a growth (revenue) measure, weighted at 20%, and adjusted the weightings of the remaining performance measures as follows: Adjusted EBITDA (40%); Quality (20%); and People (20%);
•required an Adjusted EBITDA “gate” of target level of performance for the 2023 short-term incentive compensation (cash bonus) plan performance measures (growth/revenue, quality of patient care and people performance goals) to pay out above the target level;

•introduced a three-year relative TSR modifier to the annual performance-based RSUs granted to our executive officers, such that the Company’s TSR ranking at the end of the three-year performance period will adjust upward or downward the payout resulting from achievement of the Company’s Adjusted EBITDA performance measure, and the performance-based RSUs will cliff vest after the end of the three-year performance period (subject to a maximum of 200% of the target number of performance-based RSUs); and
•shortened the vesting period for the annual time-based RSU and stock option grants to ratable vesting over three years to correlate to the three-year TSR performance period and cliff vesting of the performance-based RSU awards.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board of Directors of Amedisys, Inc. has reviewed and discussed the Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K, and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Meeting and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022.
Members of the Compensation Committee:
Teresa L. Kline (Chairperson)
Vickie L. Capps
Julie D. Klapstein
Jeffrey A. Rideout, MD
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Vickie L. Capps, Julie D. Klapstein, Teresa L. Kline, Jeffrey A. Rideout, MD and Richard A. Lechleiter, who resigned from our Board of Directors on February 28, 2022, served as members of the Compensation Committee in 2022. During 2022:
•none of our executive officers was a director of another entity where one of that entity’s executive officers served on the Compensation Committee;
•no member of the Compensation Committee was during the year or formerly an officer or employee of the Company or any of its subsidiaries;
•no member of the Compensation Committee entered into any transaction with our Company in which the amount involved exceeded $120,000;
•none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on the Compensation Committee; and
•none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

2022 SUMMARY COMPENSATION TABLE
The following table sets forth information concerning total compensation for our Named Executive Officers for 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Paul B. Kusserow Former Chief Executive Officer and Chairman (PEO)	2022	$370,385	$—	$3,500,248	$—	$—	$205,359(3)	$4,075,992
	2021	$900,000	$—	$7,245,979	$—	$158,895	$43,383	$8,348,257
	2020	$900,000	$—	$4,879,990	$—	$547,313	$34,673	$6,361,976

Scott G. Ginn Acting Chief Operating Officer, Executive Vice President and Chief Financial Officer (PFO)	2022	$582,692	$—	$3,125,170	$375,133	$66,420	$10,826(4)	$4,160,241
	2021	$565,385	$—	$3,125,577	$375,050	$203,032	$10,897	$4,279,941
	2020	$525,000	$—	$1,250,117	$246,353	$684,141	$10,132	$2,715,743

Nick Muscato Chief Strategy Officer	2022	$318,269	$50,000	$1,375,257	$125,065	$24,600	$8,070(5)	$1,901,261

Michael P. North Chief Information Officer	2022	$400,000	$—	$562,543	$187,597	$29,520	$12,858(6)	$1,192,518

Denise Bohnert Chief Compliance Officer	2022	$365,385	$—	$375,172	$125,065	$27,675	$6,661(7)	$899,958

Christopher T. Gerard Former President and Chief Operating Officer	2022	$779,231	$—	$2,625,199	$875,270	$—	$9,287(8)	$4,288,987
	2021	$635,577	$—	$4,350,363	$450,060	$229,515	$7,610	$5,673,125
	2020	$575,000	$—	$3,108,394	$295,673	$749,297	$7,974	$4,736,338

David L. Kemmerly Former Chief Legal and Government Affairs Officer	2022	$326,923	$—	$562,543	$187,597	$—	$913,159(9)	$1,990,222
	2021	$420,192	$—	$1,563,084	$187,525	$112,550	$14,533	$2,297,884
	2020	$400,000	$—	$843,949	$166,290	$434,375	$14,651	$1,859,265

(1)The values for stock in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal years ended December 31, 2022, 2021 and 2020 pursuant to our 2018 Omnibus Incentive Compensation Plan. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Assumptions used in the calculation of this amount are included in Note 11 to our audited financial statements for the year ended December 31, 2022, which were included in our Annual Report on Form 10-K filed with the SEC on February 16, 2023. Additional information regarding these awards appears under the heading “2022 Long-Term Incentives (Equity-Based Compensation)” in the CD&A. As described further in the CD&A under the heading “2022 Long-Term Incentives (Equity-Based Compensation)” based on actual 2022 performance, none of the Named Executive Officers earned any shares pursuant to their respective 2022 performance-based restricted stock unit awards.
(2)The amounts in this column reflect the amount earned under the annual performance-based non-equity incentive compensation plan for the applicable year. Mr. Kusserow did not participate in the 2022 short-term incentive (cash bonus) program. Messrs. Gerard and Kemmerly left the Company prior to the end of the 2022 fiscal year and were not eligible to receive cash bonuses. See “2022 Annual Performance-Based Incentive Compensation (Cash Bonuses)” in the CD&A for additional information.
(3)This amount consists of $3,884 for employer-paid contributions to Mr. Kusserow pursuant to our 401(k) Benefit Plan, $133 for the cash payment of fractional shares related to stock vesting that occurred in 2022, $657 for fleet true-up, $11,102 in costs attributable to life insurance premiums paid by us on Mr. Kusserow's behalf where we are not the beneficiary and $189,583 for compensation related to serving as Chairman of the Board of Directors.

(4)This amount consists of $8,052 for employer-paid contributions to Mr. Ginn pursuant to our 401(k) Benefit Plan and $2,774 in costs attributable to life insurance premiums paid by us on Mr. Ginn's behalf where we are not the beneficiary.
(5)This amount consists of $7,006 for employer-paid contributions for Mr. Muscato pursuant to our 401(k) Benefit Plan and $1,064 for the cash payment of fractional shares related to stock vesting that occurred in 2022.
(6)This amount consists of $6,854 for employer-paid contributions for Mr. North pursuant to our 401(k) Benefit Plan, $515 for the cash payment of fractional shares related to stock vesting that occurred in 2022 and $5,489 in costs attributable to life insurance premiums paid by us on Mr. North's behalf where we are not the beneficiary.
(7)This amount consists of $6,431 for employer-paid contributions for Ms. Bohnert pursuant to our 401(k) Benefit Plan, $195 for the cash payment of fractional shares related to stock vesting that occurred in 2022 and $35 related to a prize won by Ms. Bohnert.
(8)This amount consists of $8,052 for employer-paid contributions to Mr. Gerard pursuant to our 401(k) Benefit Plan and $1,235 for the cash payment of fractional shares related to stock vesting that occurred in 2022.
(9)This amount consists of $8,052 for employer-paid contributions to Mr. Kemmerly pursuant to our 401(k) Benefit Plan, $411 for the cash payment of fractional shares related to stock vesting that occurred in 2022, $7,116 in costs attributable to life insurance premiums paid by us on Mr. Kemmerly's behalf where we are not the beneficiary, $3,830 for COBRA premiums paid, $743,750 related to accrued severance owed to Mr. Kemmerly and $150,000 related to consulting payments made to Mr. Kemmerly during 2022.

2022 GRANTS OF PLAN BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value ($)(7)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul B. Kusserow
Performance-Based Restricted Stock Units(1)	1/6/2022	—	—	—	—	5,777	—	—	$875,100
Time-Vesting Restricted Stock Units(4)	1/6/2022	—	—	—	—	—	—	17,330	$2,625,148
2022 Short Term (Cash Bonus) Incentive Plan		$—	$—	$—	—	—	—	—	$—
Scott G. Ginn
Performance-Based Restricted Stock Units(2)	2/17/2022	—	—	—	2,618	5,236	10,472	—	$750,057
Time-Based Nonqualified Stock Options(3)	2/17/2022	—	—	—	—	—	—	6,119	$375,133
Time-Vesting Restricted Stock Units(5)	2/17/2022	—	—	—	—	—	—	2,618	$375,029
Time-Vesting Restricted Stock Units(6)	11/21/2022	—	—	—	—	—	—	23,109	$2,000,084
2022 Short Term (Cash Bonus) Incentive Plan		$337,500	$675,000	$1,350,000	—	—	—	—	$—
Nick Muscato
Performance-Based Restricted Stock Units(2)	2/17/2022	—	—	—	873	1,746	3,492	—	$250,115
Time-Based Nonqualified Stock Options(3)	2/17/2022	—	—	—	—	—	—	2,040	$125,065
Time-Vesting Restricted Stock Units(5)	2/17/2022	—	—	—	—	—	—	873	$125,057
Time-Vesting Restricted Stock Units(6)	11/21/2022	—	—	—	—	—	—	11,555	$1,000,085
2022 Short Term (Cash Bonus) Incentive Plan		$125,000	$250,000	$500,000	—	—	—	—	$—
Michael P. North
Performance-Based Restricted Stock Units(2)	2/17/2022	—	—	—	1,309	2,618	5,236	—	$375,029
Time-Based Nonqualified Stock Options(3)	2/17/2022	—	—	—	—	—	—	3,060	$187,597
Time-Vesting Restricted Stock Units(5)	2/17/2022	—	—	—	—	—	—	1,309	$187,514
2022 Short Term (Cash Bonus) Incentive Plan		$150,000	$300,000	$600,000	—	—	—	—	$—
Denise Bohnert
Performance-Based Restricted Stock Units(2)	2/17/2022	—	—	—	873	1,746	3,492	—	$250,115
Time-Based Nonqualified Stock Options(3)	2/17/2022	—	—	—	—	—	—	2,040	$125,065

Time-Vesting Restricted Stock Units(5)	2/17/2022	—	—	—	—	—	—	873	$125,057
2022 Short Term (Cash Bonus) Incentive Plan		$140,625	$281,250	$562,500	—	—	—	—	$—
Christopher T. Gerard
Performance-Based Restricted Stock Units(2)	2/17/2022	—	—	—	6,109	12,217	24,434	—	$1,750,085
Time-Based Nonqualified Stock Options(3)	2/17/2022	—	—	—	—	—	—	14,277	$875,270
Time-Vesting Restricted Stock Units(5)	2/17/2022	—	—	—	—	—	—	6,109	$875,114
2022 Short Term (Cash Bonus) Incentive Plan		$—	$—	$—	—	—	—	—	$—
David L. Kemmerly
Performance-Based Restricted Stock Units(2)	2/17/2022	—	—	—	1,309	2,618	5,236	—	$375,029
Time-Based Nonqualified Stock Options(3)	2/17/2022	—	—	—	—	—	—	3,060	$187,597
Time-Vesting Restricted Stock Units(5)	2/17/2022	—	—	—	—	—	—	1,309	$187,514
2022 Short Term (Cash Bonus) Incentive Plan		$—	$—	$—	—	—	—	—	$—

(1)The amounts shown in this row reflect the number of performance-based restricted stock units granted to Mr. Kusserow on January 6, 2022, subject to achievement of the 2022 performance metric, which performance metric was dependent on the successful transition of the Chief Executive Officer role and certified as achieved by the Compensation Committee on February 1, 2023.
(2)The amounts shown in this row reflect the threshold (50% of target), target (100%) and maximum (200% of target) number of performance-based restricted stock units granted to Mr. Ginn, Mr. Muscato, Mr. North, Ms. Bohnert, Mr. Gerard, and Mr. Kemmerly on February 17, 2022, subject to achievement of the 2022 performance metric, which performance metric was established by the Compensation Committee on February 17, 2022 and certified as not achieved on February 1, 2023.
(3)The amounts shown in this row reflect the number of time-based non-qualified stock options granted to Mr. Ginn, Mr. Muscato, Mr. North, Ms. Bohnert, Mr. Gerard and Mr. Kemmerly on February 17, 2022. The options vest ratably in one-fourth increments on February 20, 2023, February 20, 2024, February 20, 2025 and February 20, 2026, provided that the awardee is continuously employed by the Company through each such date.
(4)The amounts in this row reflect the number of time-vesting only restricted stock units granted to Mr. Kusserow on January 6, 2022. The shares vested fully on January 6, 2023.
(5)The amounts shown in this row reflect the number of time-vesting only restricted stock units granted to Mr. Ginn, Mr. Muscato, Mr. North, Ms. Bohnert, Mr. Gerard and Mr. Kemmerly on February 17, 2022. The shares vest ratably in one-fourth increments on February 20, 2023, February 20, 2024, February 20, 2025 and February 20, 2026, provided that the awardee is continuously employed by the Company through each such date.
(6)The amounts shown in this row reflect the number of time-vesting only restricted stock units granted to Mr. Ginn and Mr. Muscato on November 21, 2022. The shares vest ratably in one-half increments on November 21, 2025 and November 21, 2026, provided that the awardee is continuously employed by the Company through each such date.
(7)The amounts shown in this column reflect the "grant date fair value" of the time-based restricted stock units, time-based non-qualified stock options and performance-based restricted stock units granted to each of our Named Executive Officers during the fiscal year 2022. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Assumptions used in the calculation of this amount are included in Note 11 to our audited financial statements for the year ended December 31, 2022, as included in our Annual Report on Form 10-K filed with the SEC on February 16, 2023. There can be no assurance that the grant date fair value of the nonvested stock awards or the restricted stock units will ever be realized. As described further in the CD&A under the heading “2022 Long-Term Incentives (Equity-Based Compensation)” based on actual 2022 performance, the performance-based portions of the equity awards granted in 2022 were forfeited, and no amount was realized for these awards.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

	Exercisable	Unexercisable

Paul B. Kusserow	80,602	—	$114.78	1/2/2029	17,330	$1,447,748	5,777	$482,611
Scott G. Ginn	424	—	$58.69	7/19/2027	39,048	$3,262,070	2,618	$218,708
	6,995	—	$49.25	10/18/2027
	3,221	1,073	$127.11	2/20/2029
	1,499	1,498	$198.81	2/12/2030
	800	2,400	$295.20	2/17/2031
	—	6,119	$143.25	2/17/2032
Nick Muscato	272	—	$95.76	7/25/2028	13,133	$1,097,131	873	$72,930
	214	106	$132.41	7/25/2029
	281	282	$214.74	7/25/2030
	177	531	$264.00	7/25/2031
	—	2,040	$143.25	2/17/2032
Michael P. North	1,894	—	$46.35	1/20/2027	8,949	$747,599	1,309	$109,354
	2,174	724	$127.11	2/20/2029
	1,012	1,011	$198.81	2/12/2030
	400	1,200	$295.20	2/17/2031
	—	3,060	$143.25	2/17/2032
Denise Bohnert	263	—	$46.35	1//20/2027	6,896	$576,092	873	$72,930
	682	—	$95.76	7/25/2028
	1,431	476	$117.41	6/10/2029
	600	599	$198.81	2/12/2030
	266	801	$295.20	2/17/2031
	—	2,040	$143.25	2/17/2032
Christopher T. Gerard	3,864	—	$127.11	2/15/2023	—	$—	—	$—
	1,799	—	$198.81	2/15/2023
	960	—	$295.20	2/15/2023
David L. Kemmerly	—	—	$—	—	3,200	$267,328	—	$—
(1)The contractual term of each grant of stock option awards is a ten-year period.
(2)Market value is based on the closing price on December 30, 2022 of $83.54.
(3)The amounts in this column include the “Threshold” number of shares of common stock issuable upon vesting of the performance-based restricted stock units (PRSUs) that were granted in 2022 to the Named Executive Officers with performance conditions linked to the Company's 2022 Adjusted EBITDA. Please refer to the description of the PRSUs under the heading “2022 Long-Term Incentives (Equity-Based Compensation)” in the CD&A, above, for additional information regarding the performance conditions. As of December 31, 2022, the threshold performance conditions for the 2022 PRSUs had not been met. Thus, as of the date that the Company filed its 2022 Form 10-K, each of our Named Executive Officers forfeited the right to receive any shares of restricted common stock issuable upon vesting of the 2022 PRSUs.

VESTING SCHEDULE – OUTSTANDING EQUITY AWARDS

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Vesting Schedule of Unexercised Options	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Schedule of Number of Shares or Units of Stock That Have Not Vested

Paul B. Kusserow				17,330	100% on 1/6/2023
				5,777	100% on 1/6/2023
Scott G. Ginn	1,073	100% on 2/20/2023	$127.11	491	100% on 2/20/2023
	1,498	50% on each of 2/20/2023 and 2024	$198.81	628	50% on each of 2/20/2023 and 2024
	2,400	33% on each of 2/20/2023, 2024 and 2025	$295.20	954	33% on each of 2/20/2023, 2024 and 2025
	6,119	25% on each of 2/20/2023, 2024, 2025 and 2026	$143.25	6,776	50% on each of 2/20/2024 and 2025
				2,618	25% on each of 2/20/2023, 2024, 2025 and 2026
				23,109	50% on each of 11/21/2025 and 2026
				1,958	100% on 2/20/2023
				2,514	50% on each of 2/20/2023 and 2024
Nick Muscato	106	100% on 7/25/2023	$132.41	47	100% on 7/25/2023
	282	50% on each of 7/25/2023 and 2024	$214.74	117	50% on each of 7/25/2023 and 2024
	531	33% on each of 7/25/2023, 2024 and 2025	$264.00	214	33% on each of 7/25/2023, 2024 and 2025
	2,040	25% on each of 2/20/2023, 2024, 2025 and 2026	$143.25	873	25% on each of 2/20/2023, 2024, 2025 and 2026
				11,555	50% on each of 11/21/2025 and 2026
				94	100% on 7/25/2023
				233	50% on each of 7/25/2023 and 2024
Michael P. North	724	100% on 2/20/2023	$127.11	332	100% on 2/20/2023
	1,011	50% on each of 2/20/2023 and 2024	$198.81	424	50% on each of 2/20/2023 and 2024
	1,200	33% on each of 2/20/2023, 2024 and 2025	$295.20	477	33% on each of 2/20/2023, 2024 and 2025
	3,060	25% on each of 2/20/2023, 2024, 2025 and 2026	$143.25	3,388	50% on each of 2/20/2024 and 2025
				1,309	25% on each of 2/20/2023, 2024, 2025 and 2026
				1,323	100% on 2/20/2023
				1,696	50% on each of 2/20/2023 and 2024
Denise Bohnert	476	100% on 6/10/2023	$117.41	213	100% on 6/10/2023

	599	50% on each of 2/20/2023 and 2024	$198.81	251	50% on each of 2/20/2023 and 2024
	801	33% on each of 2/20/2023, 2024 and 2025	$295.20	318	33% on each of 2/20/2023, 2024 and 2025
	2,040	25% on each of 2/20/2023, 2024, 2025 and 2026	$143.25	3,388	50% on each of 2/20/2024 and 2025
				873	25% on each of 2/20/2023, 2024, 2025 and 2026
				849	100% on 6/10/2023
				1,004	50% on each of 2/20/2023 and 2024
David L. Kemmerly				3,200	100% on 2/20/2023

2022 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Paul B. Kusserow	—	$—	61,365	$9,019,182
Scott G. Ginn	—	$—	4,340	$612,244
Nick Muscato	—	$—	1,824	$233,800
Michael P. North	—	$—	2,875	$405,576
Denise Bohnert	—	$—	3,024	$388,530
Christopher T. Gerard	23,675	$936,067	5,208	$734,693
David L. Kemmerly	1,563	$99,272	2,875	$405,576

(1)    Amount reflects the difference between the exercise price of the stock option and the price of our common stock at the time of exercise, multiplied by the number of shares underlying the option exercised.
(2)    Amount reflects the closing price of our common stock on the day of vesting multiplied by the number of shares acquired on vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table shows the potential payments to our Named Executive Officers upon: (i) a Change in Control (as such term is defined in the Executive Severance Plan) of the Company without termination, (ii) a termination without Cause or a resignation with Good Reason (as such terms are defined in the Executive Severance Plan) prior to a Change in Control, (iii) a termination without Cause or a resignation with Good Reason following a Change in Control, (iv) retirement, (v) Disability (as such term is defined in the 2018 Omnibus Incentive Compensation Plan) or (vi) death. In preparing the table, we assumed the Change in Control event, employment termination event or resignation occurred on December 31, 2022 and that the ability to receive post-termination or Change in Control payments was governed by the Executive Severance Plan. The closing price per share of our common stock on December 30, 2022 (the last business day of the year) was $83.54.

Named Executive Officer	Benefits	Change in Control without Termination of Employment on 12/31/2022 ($)	Termination without Cause or Resignation with Good Reason as of 12/31/2022 (no Change in Control) ($)(1)	Termination without Cause or Resignation with Good Reason on 12/31/2022 following a Change in Control ($)	Permitted Retirement on 12/31/2022 ($)	Disability on 12/31/2022 ($)	Death on 12/31/2022 ($)
Paul B. Kusserow
	Base Severance Payment	$—	$—	$—	$—	$—	$—
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	$—	$1,447,748	$—	$—	$1,930,359	$1,930,359
	Other	$—	$—	$—	$—	$—	$—
	Total	$—	$1,447,748	$—	$—	$1,930,359	$1,930,359
Scott G. Ginn
	Base Severance Payment	$—	$2,700,000	$2,700,000	$—	$—	$—
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	$—	$—	$4,188,529	$—	$4,188,529	$4,188,529
	Other	$—	$—	$—	$—	$—	$—
	Total	$—	$2,700,000	$6,888,529	$—	$4,188,529	$4,188,529
Nick Muscato
	Base Severance Payment	$—	$1,300,000	$1,300,000	$—	$—	$—
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	$—	$—	$1,344,326	$—	$1,344,326	$1,344,326
	Other	$—	$—	$—	$—	$—	$—
	Total	$—	$1,300,000	$2,644,326	$—	$1,344,326	$1,344,326

Michael P. North
	Base Severance Payment	$—	$1,400,000	$1,400,000	$—	$—	$—
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	$—	$—	$1,248,422	$—	$1,248,422	$1,248,422
	Other	$—	$—	$—	$—	$—	$—
	Total	$—	$1,400,000	$2,648,422	$—	$1,248,422	$1,248,422
Denise Bohnert
	Base Severance Payment	$—	$1,312,500	$1,312,500	$—	$—	$—
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	$—	$—	$903,234	$—	$903,234	$903,234
	Other	$—	$—	$—	$—	$—	$—
	Total	$—	$1,312,500	$2,215,734	$—	$903,234	$903,234
Christopher T. Gerard(2)
	Base Severance Payment	$—	$4,050,000	$—	$—	$—	$—
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	$—	$—	$—	$—	$—	$—
	Other	$—	$—	$—	$—	$—	$—
	Total	$—	$4,050,000	$—	$—	$—	$—
David L. Kemmerly(3)
	Base Severance Payment	$—	$743,750	$—	$—	$—	$—
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	$—	$267,328	$—	$—	$—	$—
	Other	$—	$—	$—	$—	$—	$—
	Total	$—	$1,011,078	$—	$—	$—	$—

(1)Reflects Change in Control level cash severance benefits upon a termination of a covered executive without Cause or a resignation by a covered executive with Good Reason that occurs through the end of calendar year 2023 pursuant to an amendment to the Executive Severance Plan approved by the Compensation Committee on November 21, 2022. See "Temporary Enhancement of Termination Payments Under Executive Severance Plan" on page 47 for additional information.

(2)Mr. Gerard ceased serving as President and Chief Executive Officer effective November 17, 2022. The amounts in this table for Mr. Gerard represent amounts actually paid to him as a result of his termination of employment.
(3)Mr. Kemmerly ceased serving as Chief Legal and Government Affairs Officer effective September 23, 2022. The amounts in this table for Mr. Kemmerly represent amounts actually paid to him as a result of his termination of employment.

CEO Pay Ratio
In accordance with Item 402(u) of Regulation S-K, we determined the ratio of the annual total 2022 compensation of Mr. Kusserow and Mr. Gerard, our CEOs, relative to the annual total 2022 compensation of our median employee. During 2022, Paul B. Kusserow served as our CEO from January 1 to April 15 and from November 17 through the end of the year, and Christopher T. Gerard served as our CEO from April 15 to November 17, 2022.
We identified a median employee as of December 31, 2021 (the “2021 Median Employee”) using the methodology described in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2022. SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. In accordance with Item 402(u) of Regulation S-K, we concluded that there had been no change in our employee population or employee compensation arrangements that would significantly impact our pay ratio disclosure, such that, consistent with the SEC’s regulations, we could continue to use the 2021 Median Employee in calculating our CEO pay ratio for 2022. However, the 2021 Median Employee's employment with the Company terminated in 2022. In accordance with SEC rules and regulations, we have replaced the 2021 Median Employee with an employee in a similarly compensated position (the "Substitute Median Employee"). Using the Substitute Median Employee, we estimated the annual total compensation for that employee by applying the same rules as used for determining total compensation for the Named Executive Officers as reported in Summary Compensation Table.
Mr. Kusserow's annual total compensation for 2022 was $4,075,992 as reflected in the Summary Compensation Table on page 51. Mr. Gerard's annual total compensation for 2022 was $4,288,987. The sum of the annual total compensation for Mr. Kusserow and Mr. Gerard is $8,364,979. The 2022 annual total compensation for the Substitute Median Employee, calculated in the same manner, was estimated to be $73,670. Therefore, our CEO to median employee pay ratio for 2022 is approximately 113.5:1.

Pay Versus Performance
In accordance with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following disclosure regarding executive compensation for our principal executive officer (PEO) and our other named executive officers (Non-PEO NEOs) and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

							Value of Initial Fixed $100 Investment Based On:(4)
Year	Summary Compensation Table Total for PEO (Kusserow)	Summary Compensation Table Total for PEO (Gerard)	Compensation Actually Paid to PEO (Kusserow)(2)	Compensation Actually Paid to PEO (Gerard)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (amounts in thousands)	Adjusted EBITDA ** (Company-Selected Measure; amounts in thousands)
2022	$4,075,992	$4,288,987	$(1,908,729)	$640,970	$2,028,840	$431,459	$158.49	$200.24	$118,609	$262,055
2021	$8,348,257	N/A	$(6,909,725)	N/A	$3,944,945	$35,556	$307.11	$187.29	$209,072	$299,598
2020	$6,361,976	N/A	$15,673,898	N/A	$2,999,305	$1,771,863	$556.50	$221.32	$183,608	$273,535
** See Appendix A hereto for the reconciliation of non-GAAP financial measures.
(1)The non-PEO named executive officers for each year are as follows:
•2022: Scott G. Ginn, Nick Muscato, Michael P. North, Denise Bohnert and David L. Kemmerly
•2021: Scott G.Ginn, Christopher T. Gerard, Sharon Brunecz and David L. Kemmerly
•2020: Scott G. Ginn, Christopher T. Gerard, Sharon Brunecz and David L. Kemmerly
(2)The amounts for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by the PEOs or the Non-PEO NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)Compensation Actually Paid reflects the exclusion and inclusion of certain amounts for the PEO and the Non-PEO NEOs as set forth below.

Adjustments to Determine Compensation Actually Paid to PEO (Kusserow)	2022	2021	2020
Total Compensation in Summary Compensation Table ("SCT")	$4,075,992	$8,348,257	$6,361,976
Deductions for Amounts Reported under the "Stock Awards" column in the SCT	$(3,500,248)	$(7,245,979)	$(4,879,990)
Deductions for Amounts Reported under the "Options Awards" column in the SCT	$—	$—	$—
Change in Fair Value of Awards Granted During Year that Remain Unvested as of Year End	$(1,569,889)	$(3,272,473)	$2,320,088
Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	$—	$(4,739,530)	$11,881,642
Change in Fair Value from Prior-Year End to Vesting Date of Awards Granted Prior to Year that Vested During Year	$(914,584)	$—	$(9,818)
Compensation Actually Paid to PEO (Kusserow)	$(1,908,729)	$(6,909,725)	$15,673,898

Adjustments to Determine Compensation Actually Paid to PEO (Gerard)	2022
Total Compensation in SCT	$4,288,987
Deductions for Amounts Reported under the "Stock Awards" column in the SCT	$(2,625,199)
Deductions for Amounts Reported under the "Options Awards" column in the SCT	$(875,270)
Change in Fair Value of Awards Granted During Year that Remain Unvested as of Year End	$—
Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	$—
Change in Fair Value from Prior-Year End to Vesting Date of Awards Granted Prior to Year that Vested During Year	$(147,548)
Compensation Actually Paid to PEO (Gerard)	$640,970

Adjustments to Determine Compensation Actually Paid to Non-PEO NEOs	2022	2021	2020
Total Compensation in SCT	$2,028,840	$3,944,945	$2,999,305
Deductions for Amounts Reported under the "Stock Awards" column in the SCT	$(1,200,137)	$(2,959,971)	$(1,720,005)
Deductions for Amounts Reported under the "Options Awards" column in the SCT	$(200,091)	$(300,040)	$(218,652)
Change in Fair Value of Awards Granted During Year that Remain Unvested as of Year End	$(117,678)	$(363,191)	$282,926
Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	$(69,285)	$(266,846)	$368,979
Change in Fair Value from Prior-Year End to Vesting Date of Awards Granted Prior to Year that Vested During Year	$(10,190)	$(19,341)	$59,310
Compensation Actually Paid to Non-PEO NEOs	$431,459	$35,556	$1,771,863

(4)The Peer Group Total Shareholder Return set forth in this table utilizes the NASDAQ composite index, which we also utilized in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2022. The comparison assumes the investment of $100 in our common stock, the NASDAQ composite index and the industry peer group on December 31, 2017 and the reinvestment of dividends. Historical stock performance is not necessarily indicative of future stock price performance.
Description of Relationship Between PEO and Other NEO Compensation Actually Paid, Company TSR, and Peer Group TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, the Company’s cumulative TSR over the three most recently completed fiscal years, and the TSR of the Peer Group over the same period.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our Net Income during the three most recently completed fiscal years.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Adjusted EBITDA

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our Adjusted EBITDA during the three most recently completed fiscal years.

** See Appendix A hereto for the reconciliation of non-GAAP financial measures.

Most Important Financial Performance Measure

The following table sets forth the sole financial performance measure we used to determine the compensation paid to our PEO and other NEOs for 2022. This performance measure is used for both our long-term and short-term incentive performance targets.

Most Important Financial Performance Measure
Adjusted EBITDA

DIRECTOR COMPENSATION
The compensation structure for our non-employee directors in 2022 was as follows:
•An annual cash retainer of $100,000;
•An annual equity award of time-based RSUs with a value of $150,000 that vest one year after the date of grant conditioned on the director’s continued service as a non-employee member of the Board of Directors through the vesting date; and
•Reimbursement for out-of-pocket expenses, including reasonable travel and lodging expenses, related to the director’s service on the Board.
In addition to the other fees mentioned, the following table sets forth additional annual retainers for our Chairman, Lead Director and our Committee Chairs:

Chairman of the Board Cash Retainer*	$225,000
Lead Director Cash Retainer	$30,000
Audit Committee Chair Cash Retainer	$25,000
Compensation Committee Chair Cash Retainer	$20,000
Nominating and Corporate Governance Committee Chair Cash Retainer	$15,000
Quality of Care Committee Chair Cash Retainer	$15,000
Compliance and Ethics Committee Chair Cash Retainer	$15,000
*During the time periods in which Mr. Kusserow served as our Chief Executive Officer, he did not receive any additional compensation for his role as our Chairman. From April 15, 2022 until November 17, 2022, Mr. Kusserow received the annual retainer of $100,000 for service as a director plus the additional $225,000 cash retainer for serving as our Chairman. Mr. Kusserow did not receive the non-employee director annual equity award valued at $150,000 in 2022, as Mr. Kusserow received an equity award in January 2022 in connection with his service as Chief Executive Officer. Beginning May 18, 2023, Mr. Kusserow will receive the annual retainer of $100,000 for service as a director plus an additional $100,000 cash retainer for serving as our Chairman, and a one-time payment of $50,000 for transition services related to Contessa.
On June 9, 2022, each of Mses. Capps, Kline, Klapstein and Samuels, Drs. Coye and Rideout, and Mr. Perkins received an equity grant of RSUs valued at $150,000 in connection with their re-election as directors at the 2022 annual meeting of stockholders. The number of RSUs granted (1,304) was determined by dividing the total grant value by the closing price of the Company’s common stock on the date of grant ($115.06). The RSUs granted are subject to time-based vesting conditions and will vest 100% on June 9, 2023, predicated upon the respective director’s continued service as a non-employee member of the Board of Directors through the vesting date.
Director compensation is approved on an annual basis by independent (non-employee) members of our Board of Directors.

The following table shows the value of all cash and equity-based compensation paid to the members of our Board of Directors during the year ended December 31, 2022.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Vickie L. Capps	$125,000	$150,038	$—	$275,038
Molly J. Coye, MD	$111,250	$150,038	$—	$261,288
Julie D. Klapstein	$127,500	$150,038	$—	$277,538
Teresa L. Kline	$115,003	$150,038	$—	$265,041
Richard A. Lechleiter(3)	$36,250	$—	$—	$36,250
Bruce D. Perkins	$115,000	$150,038	$—	$265,038
Jeffrey A. Rideout, MD	$115,000	$150,038	$—	$265,038
Ivanetta Davis Samuels	$100,000	$150,038	$—	$250,038

(1)During 2022, Paul B. Kusserow served as our Chief Executive Officer from January 1, 2022 until April 15, 2022 and again from November 17, 2022 through the end of the year and as Chairman of our Board of Directors the entire fiscal year. Because Mr. Kusserow was an employee of the Company at various times during 2022, he is not included in the table above. The compensation that Mr. Kusserow received as Chief Executive Officer and as Chairman of our Board of Directors is included in the Summary Compensation Table. Christopher T. Gerard, our former Chief Executive Officer, is not included in the table above as he was an employee of the Company during 2022 and, therefore did not receive any additional compensation for the services that he provided as director. The compensation that Mr. Gerard received is included in the Summary Compensation Table.
(2)The amounts shown in this column reflect the grant date fair value of restricted stock unit awards granted to each of our directors. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award. Assumptions used in the calculation of this amount are included in Note 11 to our audited financial statements for the year ended December 31, 2022, included in our Annual Report on Form 10-K filed with the SEC on February 16, 2023. As of December 31, 2022, Mses. Capps, Klapstein, Kline and Samuels, Drs. Coye and Rideout, and Mr. Perkins each had 1,304 unvested restricted stock units, 100% of which will vest on June 9, 2023 assuming the director continues serving as a non-employee director through such date. As of December 31, 2022, there were no fully vested outstanding stock options held by our non-employee directors.
(3)Mr. Lechleiter resigned from our Board of Directors on February 28, 2022.

Stock Ownership
Included in the Corporate Governance Guidelines adopted by our Board of Directors are stock ownership requirements applicable to our independent directors in order to more closely align their interests with those of our stockholders. Each non-employee (independent) director is required to own Company shares with a fair market value equal to at least six times his or her base annual cash retainer.
Each non-employee director has five years from the date that they are elected or appointed (as applicable) to the position to come into compliance with these ownership requirements.
Once a person subject to the stock ownership requirements accumulates shares with a value equal to the required multiple of annual retainer, he or she must retain the minimum number of shares originally accumulated to meet the threshold requirement on a going-forward basis. If the Company’s stock price subsequently declines after the stock ownership requirements are met, he or she will not be required to acquire additional shares. Each of our non-employee directors was in compliance with the ownership requirements as of December 31, 2022, having acquired the required number of shares or having more time to do so.

CERTAIN TRANSACTIONS
Under our Code of Conduct, no director, officer or employee may have any business, financial, civic or professional interest outside the Company that in any way conflicts with that director’s, officer’s or employee’s ability to perform his or her duties at Amedisys with undivided loyalty. In addition, in accordance with NASDAQ Marketplace Rule 5630, which functions as our related party transaction policy, our Board of Directors reviews all “related party transactions” for potential conflict of interest situations on an ongoing basis based upon whether such transactions are in the best interests of our Company and our stockholders. For purposes of this review, a “related party transaction” is any transaction required to be disclosed pursuant to Item 404 of SEC Regulation S-K. All related party transactions must be approved by a majority of our independent directors (any independent director who is a party to a proposed related party transaction must recuse himself or herself from the vote). Our independent directors’ approval of any related party transaction is reflected in the minutes of the meeting of our Board of Directors during which such approval was granted.
There were no transactions between the Company and any officer, director or nominee for director, any security holder listed in the “Stock Ownership Table” on page 25 of this Proxy Statement, or any affiliate of or person related to any of them, since January 1, 2022, of the type or amount required to be disclosed pursuant to Item 404 of Regulation S-K. Additionally, none of our directors, executive officers or affiliates is a party to any proceedings adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

OTHER MATTERS
Stockholder Nominations of Directors
Stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee of our Board of Directors by complying with the eligibility, advance notice and other provisions of our Bylaws, a copy of which was filed with the SEC as an exhibit to our Current Report on Form 8-K filed on December 16, 2022, and is also available on our website at http://www.amedisys.com.
Under our Bylaws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the nomination to our Corporate Secretary. The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. In connection with the 2024 Annual Meeting, to be timely under our Bylaws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2024 Annual Meeting between close of business on February 9, 2024 and close of business on March 10, 2024, provided however, if and only if the 2024 Annual Meeting is not scheduled to be held between May 9, 2024 and August 7, 2024, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the stockholder proponent. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.
Stockholder Proposals for Inclusion in Proxy Materials
Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2024 Annual Meeting must submit their proposals so that they are received by our Corporate Secretary at the address listed below no later than the close of business on December 29, 2023. The proposal also will need to comply with the SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored material.
Stockholder Proposals of Other Business
Under our Bylaws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors or proposals properly brought pursuant to Rule 14a-8 of the Exchange Act, the procedures for which are described above) at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the proposal to our Corporate Secretary. In addition, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2024 Annual Meeting between close of business on February 9, 2024 and close of business on March 10, 2024, provided however, if and only if the 2024 Annual Meeting is not scheduled to be held between May 9, 2024 and August 7, 2024, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the proposal must contain certain information specified in our Bylaws, including information concerning the proposal and the stockholder proponent. Our Bylaws were filed with the SEC as an exhibit to our Current Report on Form 8-K filed on December 16, 2022, and are also available on our website at http://www.amedisys.com. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.
Director Nominations under Exchange Act Rule 14a-19
In addition to satisfying the requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than our nominees must comply with the additional requirements of Rule 14a-19 under the Exchange Act.

Contact Information
Stockholder proposals should be sent to:

Corporate Secretary
Amedisys, Inc.
3854 American Way, Suite A
Baton Rouge, Louisiana 70816

Householding
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the Notice or annual proxy materials. If the household received a printed set of proxy materials by mail, each stockholder will receive his or her own proxy card by mail. We have undertaken householding to reduce our printing costs and postage fees.
If you wish to opt out of householding and continue to receive multiple copies of the Notice or proxy materials at the same address or if you are receiving multiple copies of the Notice or proxy materials at the same address and wish to receive a single copy, you may do so at any time prior to thirty days before the mailing of the Notice or proxy materials, which typically are mailed in April of each year, by notifying us in writing or by telephone at: Investor Relations, 3854 American Way, Suite A, Baton Rouge, Louisiana 70816, (225) 292-2031 or (800) 467-2662. You also may request additional copies of the Notice or proxy materials by notifying us in writing or by telephone at the same address or telephone numbers, and we undertake to deliver such materials promptly.
Interest of Certain Persons in Matters to be Acted Upon
Other than for any interest arising from (i) the ownership of our common stock or (ii) any nominee’s election to office, we are not aware of any substantial interest of any director, executive officer, nominee for election as a director or associate of any of the foregoing in any matter to be acted upon at the Meeting.
Other Matters to be Presented for Action at the Meeting
Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented at the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.
BY ORDER OF THE BOARD OF DIRECTORS

Jennifer Guckert Griffin
Corporate Secretary

April 27, 2023

APPENDIX A
AMEDISYS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES
(Amounts in thousands)
(Unaudited)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") Reconciliation:

	For the Years Ended December 31,
	2022	2021
Net income attributable to Amedisys, Inc.	$118,609	$209,072
Add:
Income tax expense	42,545	70,065
Interest expense, net	22,050	9,476
Depreciation and amortization	24,935	30,901
Certain items (1)	58,361	(18,028)
Interest component of certain items (1)	(4,445)	(1,888)
Adjusted EBITDA (2) (5)	$262,055	$299,598

Adjusted Net Service Revenue Reconciliation:

	For the Years Ended December 31,
	2022	2021
Net service revenue	$2,223,199	$2,214,112
Add:
Certain items (1)	9,305	(6,541)
Adjusted net service revenue (3) (5)	$2,232,504	$2,207,571

Adjusted Net Income Attributable to Amedisys, Inc. per Diluted Share Reconciliation:

	For the Years Ended December 31,
	2022	2021
Net income attributable to Amedisys, Inc. common stockholders per diluted share	$3.63	$6.34
Add:
Certain items (1)	1.37	(0.39)
Adjusted net income attributable to Amedisys, Inc. common stockholders per diluted share (4) (5)	$5.01	$5.95

(1) The following details the certain items for the years ended December 31, 2022 and 2021:

Certain Items:

For the Year Ended December 31, 2022
(Income) Expense
Certain Items Impacting Net Service Revenue:
Contingency accrual	$9,305
Certain Items Impacting Cost of Service:
COVID-19 costs	8,747
Clinical optimization and reorganization costs	1,382
Fuel supplement	3,576
Integration costs	1,712
Certain Items Impacting General and Administrative Expenses:
Acquisition and integration costs	11,298
COVID-19 costs	503
Executive Board of Directors transition award	3,500
Severance	993
Legal fees - non-routine	241
Clinical optimization and reorganization costs	5,792
Legal settlement	(1,058)
Fuel supplement	251
Investment impairment	3,009
Certain Items Impacting Total Other Income (Expense):
Interest component of certain items	4,445
Other (income) expense, net	4,665
Total	$58,361
Net of tax	$44,838
Diluted EPS	$1.37

For the Year Ended December 31, 2021
(Income) Expense
Certain Items Impacting Net Service Revenue:
Contingency accrual	$(6,541)
Certain Items Impacting Other Operating Income:
CARES Act funds	(13,300)
Certain Items Impacting Cost of Service:
COVID-19 costs	20,780
Certain Items Impacting General and Administrative Expenses:
Acquisition and integration costs	7,559
COVID-19 costs	716
Pre-acquisition legal settlement	1,825
Certain Items Impacting Total Other Income (Expense):
Interest component of certain items	1,888
Other (income) expense, net	(30,955)
Total	$(18,028)
Net of tax	$(12,923)
Diluted EPS	$(0.39)
(2)    Adjusted EBITDA is defined as net income attributable to Amedisys, Inc. before net interest expense, provision for income taxes and depreciation and amortization, excluding certain items as described in footnote 1.
(3) Adjusted net service revenue is defined as net service revenue excluding certain items as described in footnote 1.
(4)    Adjusted net income attributable to Amedisys, Inc. common stockholders per diluted share is defined as diluted income per share calculated in accordance with GAAP excluding the earnings per share effect of certain items as described in footnote 1.
(5)    Adjusted EBITDA, adjusted net service revenue and adjusted net income attributable to Amedisys, Inc. common stockholders per diluted share should not be considered as an alternative to, or more meaningful than, income before income taxes or other measures calculated in accordance with GAAP. These calculations may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate these non-GAAP financial measures in the same manner.

A reconciliation of non-GAAP financial measures with respect to financial results for the year ended December 31, 2020 is included in the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2021.

amedisys

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 7, 2023 for shares held directly and by 11:59 p.m. Eastern Time on June 6, 2023 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 7, 2023 for shares held directly and by 11:59 p.m. Eastern Time on June 6, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V15786-P90829

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMEDISYS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Richard M. Ashworth
02) Vickie L. Capps
03) Molly J. Coye, MD
04) Julie D. Klapstein
05) Teresa L. Kline
06) Paul B. Kusserow
07) Bruce D. Perkins
08) Jeffery A. Rideout, MD
09) Ivanetta Davis Samuels

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal.

	1 Year	2 Years	3 Years	Abstain
4. To approve, on an advisory (non-binding) basis, the frequency of future stockholder Say on Pay Votes.	☐	☐	☐	☐

THIS PROXY WILL BE VOTED FOR THE CHOICES SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED ABOVE, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, FOR THE PROPOSAL REGARDING AN ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS ("SAY ON PAY"), EVERY 1 YEAR IN CONNECTION WITH THE PROPOSAL REGARDING AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY ON PAY VOTES, AND IN THE DISCRETION OF THE

PROXY HOLDERS AS TO ALL OTHER MATTERS.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

V15787-P90829

AMEDISYS, INC.
Annual Meeting of Stockholders
June 8, 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMEDISYS, INC.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON THE REVERSE SIDE.

The undersigned stockholder of Amedisys, Inc. (the "Company") hereby appoints Scott G. Ginn and Jennifer Guckert Griffin the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Amedisys executive office, 49 Music Square West, Suite 401, Nashville, Tennessee 37203, on June 8, 2023 at 10:00 a.m. Central Time, and any and all adjournments or postponements thereof, with all of the powers which the undersigned would possess if personally present, for the purposes listed on the reverse side.